Exhibit 10.1

EXECUTION VERSION

CUBIC ENERGY, INC.,

15.5% Senior Secured Notes due 2016

$50,000,000 Series A

$16,000,000 Series B

NOTE PURCHASE AGREEMENT

Dated as of October 2, 2013

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4.2	Qualification and Good Standing	9
4.3	Capitalization	9
4.4	Due Authorization	10
4.5	No Conflict	10
4.6	Governmental Consents	10
4.7	Binding Obligations	10
4.8	Material Contracts	11
4.9	Use of Proceeds	11
4.10	Financial Condition	11
4.11	No Material Adverse Change; Absence of Undisclosed Liabilities	12
4.12	Title to Collateral; Properties; Liens	12
4.13	Intellectual Property	13
4.14	Litigation; Adverse Facts	14
4.15	Payment of Taxes	15
4.16	Insurance	15
4.17	Affiliate Transactions	15
4.18	Investment Company Act	16
4.19	Securities Activities	16
4.20	Certain Fees	16
4.21	Environmental Matters	16
4.22	Employee Matters	16
4.23	Solvency	17
4.24	Indebtedness	17
4.25	No Violation of Regulations of Board of Governors of Federal Reserve System	17
4.26	Private Offering	17
4.27	Disclosure	17
4.28	Creation, Perfection and Priority of Liens	18
4.29	Ranking of Notes	18
4.30	Independent Auditors	18
4.31	Books and Records	18
4.32	Money Laundering	19
4.33	SEC Compliance	19

4.34	Delivery of Related Agreements and Acquisition Agreements	20
4.35	ERISA	20
4.36	Maintenance of Oil and Gas Properties	21
4.37	Gas Imbalances; Prepayments	22
4.38	Marketing of Production	22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		22

5.1	Purchasers’ Representations	22

ARTICLE VI PAYMENTS		23

6.1	Maturity	23
6.2	Holder Put Right	23
6.3	Optional Prepayments	23
6.4	Mandatory Prepayments	24

ARTICLE VII AFFIRMATIVE COVENANTS		24

7.1	Financial Statements and Other Reports	24
7.2	Noteholder Calls	27
7.3	Payment of Notes	27
7.4	Satisfaction of Obligations; Taxes	27
7.5	Maintenance of Property; Insurance	27
7.6	Corporate Existence	28
7.7	Books and Records	28
7.8	Compliance with Law	28
7.9	Use of Proceeds	28
7.10	Inspections	28
7.11	Change in Accounting Policies	29
7.12	Additional Guarantors; Additional Collateral	29
7.13	Reserve Reports	31
7.14	Sales and Production Reports	31
7.15	Oil and Gas Information	31
7.16	Title Opinions	32
7.17	Key Man Insurance	32
7.18	Directors	32
7.19	Undated Letter Transfer Orders	32

ARTICLE VIII NEGATIVE COVENANTS		33

8.1	Limitation on Restricted Payments	33
8.2	Limitation on Liens	33
8.3	No Restrictions on Subsidiary Distributions to the Company or its Subsidiaries	33
8.4	No Negative Pledges	33
8.5	Limitation on Indebtedness	34
8.6	Limitation on Asset Sales	34
8.7	Merger and Consolidation	34
8.8	No Layering of Debt	34
8.9	Limitation on Transactions With Affiliates	34
8.10	Permitted Business	35
8.11	Investment Company Act	35
8.12	Waiver of Stay, Extension or Usury Laws	35
8.13	Amendments of Organizational Documents	35
8.14	OFAC	36
8.15	Pro Rata Payments	36
8.16	Gas Imbalances	36
8.17	Hedging Agreements	36
8.18	Asset Segregation	37
8.19	Development Plan	37

ARTICLE IX FINANCIAL COVENANTS		37

9.1	Collateral Coverage	37
9.2	Minimum Initial Production Results on Reentries	37
9.3	Minimum Initial Production Results on New Drills	38
9.4	Maximum CapEx Spend — Individual Reentries	38
9.5	Maximum CapEx Spend — Individual New Drills	38
9.6	Maximum Total CapEx Spend	39
9.7	Minimum Liquidity Requirement	39

ARTICLE X EXPENSES; INDEMNIFICATION; REGISTRATION; AND TAX MATTERS		39

10.1	Expenses	39
10.2	Indemnification	40
10.3	Registration of Notes; etc.	42

10.4	Payments; Public/Private Information	43
10.5	Tax Matters	44

ARTICLE XI DEFAULTS AND REMEDIES		47

11.1	Event of Default	47
11.2	Acceleration	49
11.3	Other Remedies	50
11.4	Waiver of Past Defaults; Rescission	50
11.5	Rights of Holders of Notes to Receive Payment	50

ARTICLE XII TERMINATION		51

12.1	Termination	51

ARTICLE XIII MISCELLANEOUS		51

13.1	Notices	51
13.2	Successors and Assigns; Assignments	52
13.3	Amendment and Waiver	53
13.4	Release of Security Interest or Guaranty; Release of Guarantor	54
13.5	Interest Rate Limitation	55
13.6	Counterparts	55
13.7	Headings	55
13.8	GOVERNING LAW	55
13.9	CONSENT TO JURISDICTION	55
13.10	WAIVER OF JURY TRIAL	56
13.11	Survival of Warranties and Certain Agreements	56
13.12	Failure or Indulgence Not Waiver; Remedies Cumulative	56
13.13	Independence of Covenants	57
13.14	Marshaling; Payments Set Aside	57
13.15	Set-Off	57
13.16	Classification of Transaction	57
13.17	Exculpation	58
13.18	Entire Agreement	58
13.19	Severability	58
13.20	Confidentiality	58
13.21	Ratable Sharing	59
13.22	Independent Nature of Purchasers’ Obligations and Rights	59

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13.23	No Strict Construction	60
13.24	No Advisory or Fiduciary Relationships	60
13.25	Intercreditor Agreement	60
13.26	Accounting Terms and Determinations	61

ARTICLE XIV NOTEHOLDER AGENT AND COLLATERAL AGENTS		61

14.2	Delegation of Duties	61
14.3	Exculpatory Provisions	61
14.4	Reliance by Agents	62
14.5	Notice of Default	62
14.6	Non-Reliance on the Agents and Other Lenders	63
14.7	Indemnification	63
14.8	Agents in Their Individual Capacity	64
14.9	Successor Agents	64
14.10	Agents under Security Documents	64
14.11	Agent’s Duties	64
14.12	Financial Liability	65

ANNEXES, SCHEDULES AND EXHIBITS

Annex I                                                                            Definitions

Schedule I                                                               Guarantors

Schedule 2.2(a)                                    Purchase Price

Schedule 3.7                                                   Corporate and Capital Structure

Schedule 3.12                                            Litigation

Schedule 4.3(b)                                    Capitalization

Schedule 4.3(c)                                     Capitalization

Schedule 4.5                                                   Conflicts

Schedule 4.8(a)                                    Material Contracts

Schedule 4.8(b)                                    Material Contract Defaults

Schedule 4.9                                                   Use of Proceeds

Schedule 4.11                                            No Material Adverse Change; Absence of Undisclosed Liabilities

Schedule 4.12                                            Leasehold Property

Schedule 4.13                                            Intellectual Property

Schedule 4.14                                            Litigation; Adverse Facts

Schedule 4.17                                            Affiliate Transactions

Schedule 4.20                                            Certain Fees

Schedule 4.24                                            Indebtedness

Schedule 4.28                                            Creation, Perfection and Priority of Liens

Schedule 4.36                                            Certain Oil and Gas Properties

Schedule 4.37                                            Gas Imbalances

Schedule 4.38                                            Marketing Production Payments

Schedule I-1                                                    Acquired Assets

Schedule I-2                                                    Asset Sales

Schedule I-3                                                    Legacy Assets

Schedule I-4                                                    Liens

Exhibit A                                                                     Form of Series A Note

Exhibit B                                                                     Form of Series B Note

Exhibit C                                                                     Form of Company Counsel Opinion

Exhibit D                                                                     Form of Solvency Certificate

Exhibit E                                                                      Organizational Chart

Exhibit F                                                                       Form of Guaranty

Exhibit G                                                                     Form of Holder Joinder

Exhibit H                                                                    Form of Perfection Certificate

Exhibit I                                                                         Form of Permitted Hedging Agreement Notice

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of October 2, 2013, among Cubic Energy, Inc., a corporation organized under the laws of the state of Texas (the “Company”), each guarantor listed on Schedule I and each other guarantor from time to time party hereto (each, a “Guarantor” and collectively, the “Guarantors”), AIO III CE, L.P. (the “Series A Purchaser”), Corbin Opportunity Fund, L.P., O-CAP Partners, L.P. and O-CAP Offshore Master Fund, L.P. (each, a “Series B Purchaser” and collectively, the “Series B Purchasers”, and together with the Series A Purchaser, the “Purchasers”, and each a “Purchaser”), Wilmington Trust National Association, as noteholder agent (the “Noteholder Agent”), the Company Collateral Agent, the New Asset Collateral Agent and the Old Asset Collateral Agent.

PREAMBLE

WHEREAS, (i) the Company is issuing and selling, and the Series A Purchaser is purchasing, the Series A Notes, and (ii) the Company is issuing and selling, and the Series B Purchasers are purchasing, the Series B Notes; and

WHEREAS, in connection with the issuance, sale and purchase of the Series A Notes and the Series B Notes and the execution and delivery of this Agreement, (i) the Company is entering into (1) a Warrant and Preferred Stock Agreement with certain of the Purchasers, pursuant to which Company is issuing and delivering (x) 98,751.823 shares of Preferred Stock and (y) Warrant Certificates evidencing the Warrants to purchase up to an aggregate of 98,751,823 shares of its Common Stock, subject to adjustment, including (a) Class A Warrants to purchase an aggregate of 65,834,549 shares of its Common Stock, subject to adjustment, and (b) Class B Warrants to purchase an aggregate of 32,917,274 shares of its Common Stock, subject to adjustment, (2) the Security Agreements with the applicable Collateral Agents, (3) an Investment Agreement with certain of the Purchasers and (4) a Registration Rights Agreement with certain of the Purchasers; and (ii) certain of the Purchasers and Calvin A. Wallen, III are entering into the Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Defined terms in this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Annex I to this Agreement. The term “including” shall be read to mean “including, without limitation”.

ARTICLE II
PURCHASE, SALE AND ISSUANCE OF NOTES

2.1                               Authorization of the Notes.  On or before the Closing, the Company will authorize the issue and sale of (i) $50,000,000 aggregate principal amount of 15.5% Senior Secured Notes due October 2, 2016 — Series A (the “Series A Notes”) and (ii) $16,000,000 aggregate principal amount of 15.5% Senior Secured Notes due October 2, 2016 — Series B (the “Series B Notes”, together with the Series A Notes, the “Notes”).  The Series A Notes and Series B Notes shall be substantially in the forms annexed hereto as Exhibit A and Exhibit B, respectively.  The Notes shall at all times be irrevocably and unconditionally guaranteed as to payment of principal, interest and Prepayment Premium, if any, on a secured basis by each Guarantor.  The Notes and Guarantees shall be secured at all times pursuant to, and in accordance with the terms of, the Collateral Documents.

2.2                               Sale and Purchase of the Notes.

(a)                                 Subject to the terms and conditions of the Note Documents, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing, Notes in the principal amount and at the purchase price opposite such Purchaser’s name as set forth in Schedule 2.2(a).  The Purchaser’s obligations hereunder are several and not joint and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

(b)                                 The Company and the Purchasers hereby agree that the issue price, within the meaning of Section 1273 of the Code, for each (x) unit consisting of 997.49 Class A Warrants, 498.75 Class B Warrants, 1.50 shares of Preferred Stock and $1,000 aggregate principal amount of Series A Notes is $984.85 and (y) unit consisting of 997.49 Class A Warrants, 498.75 Class B Warrants, 1.50 shares of Preferred Stock and $1,000 aggregate principal amount of Series B Notes is $1,000.  The Company shall hire an Independent Public Accountant to determine the allocation of the issue price of such units among the Notes and the Warrants constituting such units in accordance with Section 1273(c)(2) of the Code as soon as practicable.  The Purchasers and the Company agree to abide by such allocation for United States federal income tax purposes, and shall not take any position inconsistent therewith, except as required by a final determination by any competent Governmental Authority.

2.3                               The Closing.  The sale and purchase of the Notes (the “Closing”) shall take place at 9:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP at 125 Broad Street, New York, NY 10004, as soon as practicable on a Business Day to be mutually agreed by the Purchaser and the Company after the satisfaction or waiver of all of the conditions precedent set forth in Article III (except for those conditions that by their nature are to be satisfied at, or substantially concurrently with, the Closing) (the “Closing Date”).

2.4                               Interest Payments.

(a)                                 Interest will accrue on the Notes at a rate of 15.5% per annum (as may be adjusted pursuant to Sections 2.4(c) and (d), the “Interest Rate”) payable quarterly in arrears on December 31, March 31, June 30 and September 30 to the Record Holders (each date, an

“Interest Payment Date”).  If any Interest Payment Date falls on a date that is not a Business Day, interest shall be paid on the immediately preceding Business Day.  Interest will accrue from the date of original issuance of the Notes.  All computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

(b)                                 Interest will be paid in cash in U.S. Dollars without setoff or counterclaim; provided that interest for the six (6) month period following the Closing (“PIK Interest Period”), shall accrue and be paid 7.0% per annum in cash (subject to adjustment pursuant to Section 2.4(c) below) and 8.5% per annum in the form of additional Notes (“PIK Interest”).  The Company shall pay PIK Interest by issuing on each PIK Interest Date to each Record Holder an additional Note of the same series for which PIK Interest had accrued during such interest period (“PIK Interest Note”).  The principal amount of each PIK Interest Note shall equal the amount of PIK Interest that accrued on the Note for which PIK Interest is being paid.  Each PIK Interest Note shall be deemed a “Note” for all purposes hereunder.

(c)                                  At any time when a Registration Default exists and is continuing the Interest Rate will be increased by 5.00% per annum (“Registration Default Interest”).  Any Registration Default Interest will be paid and accrued in cash.

(d)                                 At any time when a Default or Event of Default exists and is continuing or any payment of principal, interest or Prepayment Premium, if any, is due on the Notes and has not been paid, the Interest Rate will be adjusted so that during such period the Interest Rate will equal the greater of (x) 18.0%  per annum plus any Registration Default Interest and (y) 15.0% per annum plus the interest rate on a 10-year United States Treasury Note as of the date of such Default, Event of Default or non-payment plus any Registration Default Interest ((x) and (y), “Default Interest”).  For the avoidance of doubt, such Default Interest shall accrue (including on the Prepayment Premium) after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.  Notwithstanding Section 2.4(b), Default Interest shall be payable in cash upon demand by any Holder, and during a PIK Interest Period, Default Interest may be required to be paid in full in cash upon demand, including the PIK Interest being paid in cash.

ARTICLE III
CLOSING CONDITIONS

The obligation of each Purchaser to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the satisfaction or waiver by each Purchaser of the following conditions on or before the Closing:

3.1                               Completion of Due Diligence.  Each Purchaser shall have completed a due diligence investigation of the Company and the Guarantors (including business, insurance, tax and legal) satisfactory to each Purchaser in its sole discretion.

3.2                               Opinions of Counsel.  Each Purchaser, the Noteholder Agent and each Collateral Agent shall have received opinions in form and substance satisfactory to each Purchaser, dated the Closing Date, from Dentons US LLP, counsel for the Company, covering the matters set forth on Exhibit C with respect to the Company and the Guarantors, and such other matters incident to the Transactions as any Purchaser may reasonably request.

3.3                               Representations and Warranties.  The representations and warranties contained herein and in the other Note Documents shall be true and correct in all material respects on and as of the date hereof and the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by “materiality”, “material”, “material adverse effect” or any similar derivations in the text thereof.

3.4                               Compliance with the Note Documents; No Default.  The Company and the Guarantors shall have performed and complied with all agreements, covenants and conditions contained in the Note Documents to be performed or complied with by the Company or the Guarantors on or before the Closing Date, and after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing.

3.5                               Closing Documents.  Each Purchaser, the Noteholder Agent and each Collateral Agent shall have received from the Company and each Guarantor, as applicable, dated as of the Closing Date and in sufficient number requested by such Purchaser, the Noteholder Agent or such Collateral Agent:

(a)                                 Note Documents.  Copies of the Note Documents originally executed and delivered by each party thereto.

(b)                                 Officers’ Certificate.  A certificate signed by a Responsible Officer of the Company certifying that the conditions set forth in this Article III have been satisfied on and as of such date.

(c)                                  Secretary’s Certificate.  A certificate signed by the Secretary of the Company and each Guarantor, certifying as to the board and other resolutions and its Organizational Documents attached thereto and as to all other corporate or other organizational proceedings relating to the authorization, execution and delivery of this Agreement, the Notes, the other Note Documents and the Related Agreements to which it is party.

(d)                                 Evidence of Good Standing.  Evidence of good standing of the Company and each Guarantor in the state of its incorporation or formation and in each jurisdiction in which the Company and each Guarantor is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto.

(e)                                  Incumbency Certificates.  Signature and incumbency certificates with respect to the officers of the Company and each Guarantor executing the Note Documents, and any other documents, instruments and certificates required to be executed by such persons in connection herewith or therewith.

(f)                                   Solvency Certificate.  A certificate signed by the chief financial officer of the Company substantially in the form attached as Exhibit D demonstrating that after giving effect to the consummation of the Transactions, (i) the Company and the Guarantors (on a consolidated basis) and (ii) the Non-Wells Loan Parties (on a consolidated basis) immediately prior to the Closing are, and will be immediately after the Closing, Solvent.

(g)                                  Other Documents.  Such other documents, instruments or certificates as any Purchaser may reasonably request.

3.6                               Issuance of the Notes and Warrants.

(a)                                 The Company shall have issued and delivered $50,000,000 in aggregate principal amount of Series A Notes to the Series A Purchaser and $16,000,000 in aggregate principal amount of the Series B Notes to the Series B Purchasers.

(b)                                 The Company shall have issued and delivered (y) 74,811.987 shares of Preferred Stock, 49,874,658 Class A Warrants and 24,937,329 Class B Warrants to the Series A Purchaser and its affiliates and (y) 23,939.836 shares of Preferred Stock, 15,959,891 Class A Warrants and 7,979,945 Class B Warrants to the Series B Purchasers.

3.7                               Organizational and Capital Structure.  The organizational structure and capital structure of the Company is set forth on Schedule 3.7.  As of the Closing, each Subsidiary of the Company is a Guarantor.

3.8                               Consummation of Transactions Contemplated by Related Agreements.  Each Purchaser shall have received, dated as of the Closing Date, a fully executed copy of each Related Agreement and any documents executed in connection therewith.  Each Related Agreement shall be in full force and effect.  All conditions to the Related Transactions set forth in the Related Agreements shall have been satisfied or waived by the parties thereto and simultaneously with the Closing the Related Transactions shall be consummated.

3.9                               Acquisition Agreement.

(a)                                 Each Acquisition Agreement shall be in full force and effect and shall have not been amended, modified or supplemented from the executed versions delivered to the Purchasers on October 2, 2013.  All conditions to each Acquisition Agreement shall have been satisfied (and not waived) and any condition in any Acquisition Agreement may only be waived with the consent of each Purchaser.

(b)                                 The parties to the Gastar Acquisition Agreement shall have executed an agreement providing for a collateral assignment of the Company’s and its Subsidiaries’ rights under the Gastar Acquisition Agreement to the New Asset Collateral Agent on behalf of the Holders in form and substance satisfactory to each Purchaser.  Each of the Tauren Acquisition Agreement and the Navasota Acquisition Agreement shall provide for a collateral assignment of the Company’s rights under such agreement to the New Asset Collateral Agent on behalf of the Holders, in each case, in form and substance satisfactory to each Purchaser.

(c)                                  The payoff letters and lien releases shall have been delivered in connection with the Acquisitions, in each case, in form and substance satisfactory to each Purchaser and executed by appropriate parties as determined by each Purchaser.

3.10                        Wells Fargo and BP Energy Company.

(a)                                 The aggregate outstanding amount of funded Indebtedness under the Wells Fargo Credit Agreement shall be $20,961,181.05.

(b)                                 The Wells Fargo Credit Agreement shall be in form and substance acceptable to each Purchaser, and shall contain the following terms: (i) none of the Company, Cubic Asset Holding, LLC and Cubic Asset, LLC shall be an obligor with respect to any Indebtedness or obligations under or relating to the Wells Fargo Credit Agreement or the documents related thereto, (ii) the only borrower under the Wells Fargo Credit Agreement shall be Cubic Louisiana, LLC and (iii) the only guarantor of the Indebtedness and obligations under the Wells Fargo Credit Agreement shall be Cubic Louisiana Holding, LLC.  Wells Fargo shall have executed all documents and releases and made all filings advisable to effectuate the Transactions as determined by each Purchaser.

(c)                                  Cubic Asset, LLC shall have sold call options to BP Energy Company (“BPEC”) (collectively, the “BP Call Options”), which were determined by each Purchaser prior to the date hereof to be satisfactory in form and substance and which provide for a cash payment of the option premium to Cubic Asset, LLC in the amount of $35,000,000. The cash payment shall be made simultaneously with the Closing.

(d)                                 Each of the BP Intercreditor Agreement, the Pari Passu First Lien (BP) Intercreditor Agreement, the Wells Fargo Intercreditor Agreement (1st Lien/Required Lien) and the Wells Fargo Intercreditor Agreement (Pari Passu) shall be in form and substance satisfactory to each Purchaser and shall have been executed by the applicable parties as determined by each Purchaser.

3.11                        Governmental Authorizations and Consents.  The Company and the Guarantors shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are in the opinion of any Purchaser necessary, desirable or advisable in connection with the Transactions, the Related Transactions and the Acquisitions, and each of the foregoing shall be in full force and effect and in form and substance satisfactory to each Purchaser.

3.12                        No Litigation.  Except as set forth in Schedule 3.12, there exists no action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Company, threatened that (i) could adversely affect (A) the Company, the Guarantors or any of their assets or properties, (B) the ability of the Company or any of the Guarantors to perform their obligations under the Note Documents, or (C)  the rights and remedies of any Collateral Agent or the

Purchasers under the Note Documents; or (ii) purports to adversely affect the Notes or prevent the anticipated use of the proceeds thereof.

3.13                        No Material Adverse Effect.  Since December 31, 2012, no event, circumstance or change shall have occurred that has caused or evidences, or could reasonably be expected to result in, individually or the aggregate, a Material Adverse Effect.

3.14                        Oil and Gas Properties.  In order to create (i) in favor of the New Asset Collateral Agent, for the benefit of the Holders, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien in each Oil and Gas Property that is an Acquired Asset and (ii) in favor of the Old Asset Collateral Agent, for the benefit of the Holders, a valid and, subject to any filing and/or recording referred to herein a perfected Required Priority Lien in each Oil and Gas Property that is a Legacy Asset, the applicable Collateral Agent shall have received from the Company with respect to each such Oil and Gas Property:

(a)                                 fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of the applicable jurisdiction;

(b)                                 evidence reasonably acceptable to the applicable Collateral Agent that Company has arranged for the payment of all mortgage recording fees, charges, costs and expenses required for the recording of the Mortgages referred to above (which payment shall be made promptly and, in any event, no later than three (3) Business Days following the Closing);

(c)                                  an opinion of counsel (which opinion shall be in form and substance satisfactory to each Purchaser) in each state in which a Mortgage is to be recorded with respect to the enforceability of the form(s) of mortgages to be recorded in such state and such other matters as each Purchaser may reasonably request, in each case in form and substance reasonably satisfactory to each Purchaser ((a) through (c), the “Mortgage Related Documents”); and

(d)                                 within thirty (30) days of the Closing, undated letter transfer orders directed to the party remitting to the Company proceeds from the sale of production from Oil and Gas Properties that are Acquired Assets and instructing that such proceeds be remitted to the applicable Acquired Assets Collateral Agent, for the account of the Company.

3.15                        Leasehold Property.  Each applicable Collateral Agent shall have received in the case of any Leasehold Property (other than an Oil and Gas Property) a Landlord Consent.

3.16                        Personal Property Collateral.  In order to create in favor of (i) the New Asset Collateral Agent, for the benefit of the Holders, a valid, perfected First Priority security interest in the personal property Collateral that constitutes Acquired Assets, (ii) the Company Collateral Agent, for the benefit of the Holders, a valid, perfected First Priority security interest in the personal property Collateral of the Company and (iii) the Old Asset Collateral Agent, for the benefit of the Holders, a valid, perfected Required Priority security interest in the personal property Collateral that constitute Legacy Assets, in each case, the Company shall have delivered or caused its Subsidiaries to deliver to the applicable Collateral Agent and each Purchaser:

(a)                                 evidence satisfactory to each Purchaser and the applicable Collateral Agent of the compliance by each Note Party of its obligations under the applicable Security Agreement and the other Collateral Documents (including its obligation to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(b)                                 a completed Perfection Certificate dated as of the Closing Date and executed by a Responsible Officer of the Company and each Guarantor, together with all attachments contemplated thereby;

(c)                                  fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the intellectual property assets listed in Schedule 3.16 to any Security Agreement; and

(d)                                 evidence that the Company and each Guarantor shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) as requested by any Purchaser.

3.17                        Environmental Reports.  Each Purchaser shall have received reports and other information, in form and substance satisfactory to each Purchaser, regarding environmental matters relating to the Company, its property and its operations.

3.18                        Evidence of Insurance.  Each Collateral Agent and each Purchaser shall have received a certificate from the Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 4.16(b) is in full force and effect, together with endorsements (including notification endorsements) naming the appropriate Collateral Agent, for the benefit of the Holders, as an additional insured and loss payee thereunder to the extent required under Section 7.5(b).

3.19                        Fees.

(a)                                 The Company shall have paid to the Noteholder Agent and each Collateral Agent the fees payable on or before the Closing Date referred to in Section 10.1(b).

(b)                                 The Company shall have paid the closing fee of $242,424.24 to the Series B Purchasers.

3.20                        KYC/AML.  Prior to the Closing Date, the Noteholder Agent, each Collateral Agent and each Purchaser shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

3.21                        Restructuring Transactions.  The following transactions shall have been consummated in form and substance acceptable to each Purchaser:

(a)                                 The Company shall have transferred all of its right, title and interest in the Legacy Assets to Cubic Louisiana, LLC and Cubic Louisiana, LLC shall own all right, title and interest in the Legacy Assets.

(b)                                 The owner of all right, title and interest in the Acquired Assets shall be Cubic Asset, LLC and Cubic Asset, LLC shall own all right, title and interest in the Acquired Assets (the transactions set forth in clauses (a) and (b), the “Restructuring Transactions”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and each Guarantor hereby represents and warrants on and as of the date of this Agreement and as of the Closing, immediately after giving effect to the Transactions, the Related Transactions and the Acquisitions (other than with respect to Section 4.23) that:

4.1                               Organization; Requisite Power and Authority.  Each Note Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation.  Each Note Party has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Note Documents, to carry out the Transactions, the Related Transactions and the Acquisitions, to issue and deliver the Notes and pay the obligations incurred under the Note Documents, in each case, to which it is party.

4.2                               Qualification and Good Standing.  Each Note Party is qualified, licensed or authorized to do business and is in good standing in the state of its incorporation or formation and in every other jurisdiction where its assets are located or wherever necessary or required to carry out its business and operations.

4.3                               Capitalization.  To the Company’s knowledge, the SEC Documents set forth a true and correct list of the holders of 5% or more of the Capital Stock of the Company as of the date specified for such information in the Company’s most recent filing under Schedule 14A of the Exchange Act.  The Company has the number of authorized, issued and outstanding shares of common stock and preferred stock (including the Company’s Series A Convertible Preferred Stock) as set forth on Schedule 4.3(b) annexed hereto.  All of the issued and outstanding Capital Stock of the Company has been duly authorized, validly issued and is fully paid and nonassessable.  Annexed hereto as Exhibit E is a true and correct organizational chart of the Company, which lists each direct and indirect Subsidiary of the Company.  Except as set forth in Schedule 4.3(c), there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, employee stock plans or other similar agreements or understandings for the purchase or acquisition of any Capital Stock or other securities of the Company.

4.4                               Due Authorization.  The execution, delivery and performance of the Note Documents and the issuance and delivery of the Notes, and the consummation of the Transactions, the Related Transactions and the Acquisitions have been duly authorized by all necessary corporate or limited liability company action on the part of each Note Party or its shareholders or members, as applicable, in each case to which such Note Party is party.

4.5                               No Conflict.  The execution, delivery and performance by each Note Party of the Note Documents to which it is party, including the issuance and delivery of the Notes, the Guarantees, the Warrants and Preferred Stock, and the consummation of the Transactions, the Related Transactions and the Acquisitions as applicable, do not and will not (i) violate any Applicable Law or violate any Organizational Documents of such Note Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Note Party, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Note Party (except pursuant to the Note Documents, the BP Call Options and the Wells Fargo Credit Agreement and related security documents), (iv) except as set out in Schedule 4.5 hereto, require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of any Note Party, except for such approvals or consents obtained on or before the date hereof or (v) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any Applicable Law or any provision of the Organizational Documents of the Company or any Material Contract.

4.6                               Governmental Consents.  The execution, delivery and performance by each Note Party of the Note Documents to which it is a party, the issuance and delivery of the Notes and the consummation of the Transactions, as applicable, do not and will not require any Governmental Authorization by any Governmental Authority except to the extent obtained on or prior to the date hereof.

4.7                               Binding Obligations.

(a)                                 On and as of the date hereof with respect to this Agreement, and on and as of the Closing Date with respect to all Note Documents required to be delivered on or prior to such date, each Note Document has been duly executed and delivered by each Note Party that is party thereto and is the legally valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether considered at law or equity.

(b)                                 The Notes have been duly authorized by the Company and when executed and authenticated, the Holders and the Agents will be entitled to the benefits of this Agreement and will constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether considered at law or equity.

(c)                                  Each Guaranty has been duly authorized by each Guarantor listed on Schedule I and when executed, the Holders and the Agents will be entitled to the benefits of the Guaranty and will constitute the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether considered at law or equity.

4.8                               Material Contracts.

(a)                                 Schedule 4.8(a) sets forth a complete list of each Material Contract (including all amendments or modifications thereto) other than the Material Contracts contemplated by the Transactions and the Related Transactions.  Each Note Party has either made available to the Purchasers true and complete copies of all Material Contracts (including all amendments or modifications thereto) or such Material Contracts (including all amendments or modifications thereto) are available on EDGAR for review as part of the Company’s SEC Documents.

(b)                                 Except as set forth in Schedule 4.8(b), no Note Party is in default in the payment or performance of any of its Material Contracts or has received any notice of default thereunder, and no such default has occurred or will occur as a result of the execution and delivery of the Note Documents and consummation of the Transactions.  No Note Party has knowledge of any event which, upon the giving of notice or the passage of time, or both, would give rise to any default in the performance by it or, to its knowledge, any other party thereto, of any obligation under any Material Contract.

(c)                                  Each Material Contract is in full force and effect, constituting valid and binding obligations of the parties thereto and enforceable in accordance with its terms.  No Note Party has received any notice that any party to any of the Material Contracts intends to cancel or terminate any such Material Contract.

4.9                               Use of Proceeds.  The proceeds of the Notes will be used solely to make the payments set forth in Schedule 4.9.

4.10                        Financial Condition.

(a)                                 The audited consolidated balance sheet of the Company set forth in the Company’s most recently filed Annual Report on Form 10-K with the SEC, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date, were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby and fairly present in all material respects the financial condition of the Company as at the dates indicated and the results of its operations and its cash flows for the periods indicated, except as otherwise indicated therein.

(b)                                 The unaudited consolidated balance sheets of the Company included in the Company’s most recently filed Quarterly Report on Form 10-Q filed with the SEC consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the periods indicated were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, and certified by the chief financial officer of the Company that they fairly present the financial condition of the Company in all material respects as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, except for the absence of footnotes and as otherwise expressly noted therein.

4.11                        No Material Adverse Change; Absence of Undisclosed Liabilities.  Since December 31, 2012, no event or change has occurred that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Except as set forth in the financial statements referred to in Section 4.10, since June 30, 2012, the Company has not incurred any obligations or liabilities that would be required to be reflected on a balance sheet or the notes thereto prepared in accordance with GAAP consistently applied, other than obligations or liabilities incurred in the ordinary course of business.  Except as disclosed on Schedule 4.11 or the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, the Company has no liabilities whether absolute, accrued, contingent or otherwise and whether or not due that, individually or in the aggregate, are material to the Company.

4.12                        Title to Collateral; Properties; Liens.

(a)                                 Each Note Party has good title to or valid leasehold interests in all of its personal property.  Each Note Party has good title to, or valid leasehold interests in (or in the case of Oil and Gas Properties, good and defensible title to, or valid leasehold interests in), all property that is material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  All tangible personal property of the Note Parties (i) is in good operating order, condition and repair (ordinary wear and tear excepted) in accordance with industry standards and (ii) together with the other property of the Note Parties, constitutes all the property which is reasonably necessary for the business and operations of the Note Parties as presently conducted.

(b)                                 Schedule 4.12 annexed hereto contains a true and complete (i) list of each Leasehold Property (other than the Oil and Gas Properties) (A) owned by a Note Party as of the date hereof and (B) leased, subleased or otherwise occupied or utilized by the Note Parties, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Note Party and (ii) list of each Oil and Gas Property of each Note Party and the jurisdiction where such Oil and Gas Property is located.  As of the date hereof, except as described on Schedule 4.12 annexed hereto, with respect to each Leasehold Property owned, leased, subleased or otherwise occupied by a Note Party, there are no Leases in which any Note Party holds the lessor’s interest.  As of the date hereof, no part of the Note Parties’ Leasehold Property has been materially damaged, destroyed, condemned or abandoned and no part of such Leasehold Property is the subject of condemnation proceedings.  The Note Parties do not own any real property in fee simple.

(c)                                  Upon consummation of the Transactions, each Note Party will have good and defensible title to, or has rights to use, all of the assets and property constituting or intended to constitute its Collateral and all rights with respect to any of the foregoing used in, reasonably necessary for or material to each Note Party’s business as currently conducted.  The use by each Note Party of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Note Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)                                 Upon the completion of the Transactions, the New Asset Collateral Agent will have and shall continue to have a First Priority Lien in and on the Acquired Assets, the Company Collateral Agent will have and shall continue to have a First Priority Lien in and on all assets of the Company and the Old Asset Collateral Agent will have and shall continue to have a Required Priority Lien in and on the Legacy Assets.

(e)                                  No Mortgage encumbers a building or mobile home that is located in a Flood Zone unless flood insurance for such property has been obtained in an amount sufficient to comply with law.

4.13                        Intellectual Property.

(a)                                 Schedule 4.13 annexed hereto sets forth a complete and accurate list of all Company Intellectual Property that is Registered, indicating for each item (i) the name of the applicant/registrant and current owner; (ii) the jurisdiction where the application/registration is located (or, for domain names, the applicable registrar); (iii) the application or registration number; and (iv) the filing date, issuance/registration/grant date and expiration date (collectively, the “Scheduled Intellectual Property”).

(b)                                 All Scheduled Intellectual Property (other than pending patent applications) is subsisting, in full force and effect, and is valid and enforceable.  All registration, maintenance and renewal fees currently due in connection with the Scheduled Intellectual Property have been paid and all documents, recordations and certificates in connection with the Scheduled Intellectual Property currently required to be filed have been filed with the relevant Governmental Authorities for the purposes of prosecuting, maintaining and perfecting the Company’s interest in the Scheduled Intellectual Property.

(c)                                  All of the Company Intellectual Property is solely and exclusively owned by the Company free and clear of all Liens, other than Permitted Liens.  None of the Company Intellectual Property is subject to any outstanding order, ruling decree, judgment, or stipulation to which any Note Party is or has been made a party or to any agreement adversely affecting any Note Party’s use of, or its rights in or to, such Company Intellectual Property.

(d)                                 There are no agreements or arrangements (including covenants not to sue, non-assertion, settlement or similar agreements or consents) to which any Note Party is a party (i) pursuant to which any Note Party licenses Intellectual Property to or from a third party, other than (1) licenses of commercial business software and (2) non-exclusive licenses of Intellectual Property incidental to the sale or purchase of products or services in the ordinary course of business; or (ii) that restrict the rights of any Note Party to use or enforce any Company Intellectual Property.

(e)                                  No Note Party has infringed, misappropriated or otherwise violated, nor does infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person in the conduct of its respective business.  No claim or demand of any Person against any Note Party has been made, nor is there any proceeding that is pending or, to the knowledge of any Note Party threatened, which (in any such case) (i) challenges the rights of any Note Party in respect of any Company Intellectual Property or (ii) asserts that any Note Party is infringing, misappropriating or otherwise violating, or is required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property.

(f)                                   To the knowledge of each Note Party, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated (i) any Intellectual Property rights owned by any Note Party, and no claim of any such infringement, misappropriation or violation is pending or threatened against any Person by any Note Party or (ii) any Intellectual Property exclusively licensed to any Note Party.

(g)                                  The Intellectual Property capable of registration, filing or issuance with the USPTO or USCO has been duly registered with, filed in or issued by, as the case may be, the USPTO or the USCO.

(h)                                 Each Note Party has sufficient rights to use all Intellectual Property used in its respective business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.

(i)                                     The IT Assets owned, used or held for use by the Note Parties operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Note Parties in connection with the practices of their respective businesses as currently conducted and have not materially malfunctioned or failed in the twenty-four (24) months preceding the date hereof.  No person has gained unauthorized access to such IT Assets.  Each Note Party will (i) take all reasonable measures to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, (ii) use reliable methods (including passwords) to ensure the correct identity of the users of its software, databases, systems, networks and internet sites and the correct identity of their customers, and (iii) use reliable encryption (or equivalent) protection to guarantee the security and integrity of transactions executed through its software, databases, systems, networks and Internet sites.  No person has gained unauthorized access to the Company’s IT Assets.  Each Note Party has implemented and maintains backup, security and disaster recovery technology and procedures consistent with generally accepted industry standards.

4.14                        Litigation; Adverse Facts.  Except as set forth on Schedule 4.14, there is no action, suit, proceeding, arbitration or governmental investigation at law or in equity or before or by any Governmental Authority pending or, to the knowledge of any Note Party, threatened, in writing against or affecting any Note Party or any property any Note Party.  No Note Party is (i) in violation of any Applicable Law or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any Governmental Authority binding on the Company.

4.15                        Payment of Taxes.  All returns and reports of the Note Parties required to be filed by any Note Party with respect to Taxes have been timely filed (or extended), and all Taxes imposed upon any Note Party and upon its respective properties, assets, income, businesses and franchises which are due and payable have been timely paid other than those which are being contested by the applicable Note Party in good faith and by appropriate proceedings promptly instituted and diligently conducted and for which reserves or other appropriate provisions, if any, as may be required in conformity with GAAP shall have been made or provided therefor.  There is no audit or assessment of a Tax proposed against the Note Parties other than those which are being contested by the applicable Note Party in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as may be required in conformity with GAAP shall have been made therefor.

4.16                        Insurance.  The Note Parties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as is customary in the business in which the Note Parties are engaged.  All policies for such insurance are in full force and effect and all premiums due thereon have been paid.  No Note Party has been refused any insurance coverage that is material to the business of the Note Parties and that has been sought or applied for, and no Note Party has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

4.17                        Affiliate Transactions.  Except as set forth in Schedule 4.17 or as specifically disclosed in the SEC Documents or as part of the Transactions and the Related Transactions, since June 2010, there have not been any transactions or loans (including guarantees of any kind) between any of the Note Parties and (i) any Affiliate of any of the Note Parties, (ii) individuals owning, directly or indirectly, an interest in any of the Note Parties that gives them significant influence over any Note Party, (iii) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of any Note Party, including directors and senior management of companies and close members of such individuals’ families, and (iv) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any Person described in clause (ii) or (iii) or over which such a Person is able to exercise significant influence (including enterprises owned by directors or major stockholders of the Company and enterprises that have a member of key management in common with the Company).  For purposes of this Section 4.17: (a) significant influence over an enterprise is the power to control the financial and operating policy decisions of the enterprise; and (b) stockholders beneficially owning a 5% interest in the voting power of the Company are presumed to have a significant influence on the Company.  Except as set forth in Schedule 4.17 or as disclosed in the SEC Documents, no employee, officer, stockholder or director of any Note Party or member of his or her immediate family is indebted to any Note Party, nor is any Note Party indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (x) for payment of salary for services rendered, (y) reimbursement for reasonable expenses incurred on behalf of any Note Party, and (z) for other standard employee benefits made generally available to all employees or executives (including stock option agreements outstanding under any stock option plan approved by the Company’s Board of Directors).

4.18                        Investment Company Act.  No Note Party is now or, immediately after receipt of payment for the Notes and the consummation of the Transactions, the Related Transaction and the Acquisitions will be, an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

4.19                        Securities Activities.  No Note Party is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.20                        Certain Fees.  Except as set forth on Schedule 4.20 annexed hereto, no Note Party nor any Person acting on behalf of any Note Party has entered into any agreement or arrangement as a result of which any broker’s or finder’s fee or commission will be payable by the Company with respect to the Note Documents, the Transactions, the Related Transactions or the Acquisitions.

4.21                        Environmental Matters.  No Note Party nor any of its respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or the Release or threatened Release of any Hazardous Materials.  No Note Party has received any request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable law.  There are not and have not been any violations of Environmental Laws or Release of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Claim against any Note Party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Note Party nor, to the knowledge of any Note Party, any predecessor of any Note Party has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Note Parties’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except for any such activity conducted in material compliance with Environmental Laws.  As of the date hereof, compliance with all current requirements pursuant to or under Environmental Laws could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the date hereof, no event or condition has occurred or is occurring with respect to any Note Party relating to any Environmental Law, any Release or threatened Release of Hazardous Materials, or any other Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.22                        Employee Matters.  There is no strike or work stoppage in existence or, to the knowledge of any Note Party, threatened in writing involving any Note Party.  The hours worked by and payments made to employees of any Note Party have not been in violation of the United States Fair Labor Standards Act or any other Applicable Law.  There is (i) no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Note Party, (ii) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Note Party and (iii) no such representative has sought certification or recognition with respect to any employee of any Note Party.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union, labor organization, works council or similar representative under any collective bargaining agreement or similar agreement to which any Note Party is bound.

4.23                        Solvency.  (i) The Note Parties (on a consolidated basis) and (ii) the Non-Wells Loan Parties (on a consolidated basis) are, and after giving effect to the consummation of the Transactions, the Related Transactions and the Acquisition, will be, Solvent.

4.24                        Indebtedness.  The capitalization table on Schedule 4.24 annexed hereto sets forth and identifies in reasonable detail all outstanding short-term and long-term Indebtedness of the Note Parties, after giving effect to the Transactions, the Related Transactions and the Acquisitions.

4.25                        No Violation of Regulations of Board of Governors of Federal Reserve System.  None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act or any regulation issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

4.26                        Private Offering.

(a)                                 Subject to the truth and accuracy of the representations and warranties of the Purchasers hereunder, the sale of the Notes and the issuance of the Warrants and Preferred Stock pursuant to the Warrant and Preferred Stock Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.  In the case of each offer or sale of the Notes or issuance of the Warrants, no form of general solicitation or general advertising was used by the Note Parties or their representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(b)                                 The Purchasers are the only purchasers of the Notes (and the Guarantees) and the Warrants.  No similar securities have been issued and sold by any Note Party within the six-month period immediately prior to the date hereof.  The Note Parties agree that neither they, nor anyone acting on their behalf, will offer or sell the Securities (and the Guarantees), or any similar securities, in the future if such offer or sale would subject the issuance or sale of the Securities hereunder within the provisions of Section 5 of the Securities Act or the registration of any securities or Blue Sky laws of any state.

4.27                        Disclosure.  All documents, certificates and written statements furnished to any of the Purchasers by or on behalf of any of the Note Parties for use in connection with the Transactions and the documents filed by the Company with the SEC, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

4.28                        Creation, Perfection and Priority of Liens.

(a)                                 The execution, delivery and recording of the Collateral Documents by the Note Parties, together with the actions taken on or prior to the date hereof pursuant to Sections 3.14 and 3.15, will be effective to create in favor of the New Asset Collateral Agent for the benefit of the Holders, as security for the obligations under the Note Documents, a valid First Priority Lien on all of the Acquired Assets, in favor of the Company Collateral Agent for the benefit of the Holders, as security for the Obligations under the Note Documents, a valid First Priority Lien on all assets directly owned by the Company and in favor of the Old Asset Collateral Agent for the benefit of the Holders, a valid Required Priority Lien on all of the Legacy Assets, and, in each case, all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority and Required Priority status of such Liens, as applicable, have been duly made or taken (other than as set forth on Schedule 4.28), and will remain in full force and effect, other than the periodic filing of UCC continuation statements in respect of UCC financing statements (including any fixture filings) filed by or on behalf of the Holders

(b)                                 The execution, delivery and recording of each Mortgage will be effective to create, in favor of the New Asset Collateral Agent for the benefit of the Holders, as security for the obligations under the Note Documents, legal, valid and enforceable First Priority Liens on, and security interests in, all of the Note Parties’ right, title and interest in and to the Oil and Gas Properties that are Acquired Assets and in favor of the Old Asset Collateral Agent, as security for the Obligations under the Note Documents, legal, valid and enforceable Required Priority Liens on, and security interests in and to, the Oil and Gas Properties that are Legacy Asset, in each case, securing such Mortgage (including fixtures) and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed in the offices specified on Schedule 4.28, the Mortgages shall constitute fully perfected First Priority Liens or Required Priority Liens, as applicable, on, and security interests in, all right, title and interest of the Note Parties in the Oil and Gas Properties, as applicable, securing such Mortgages and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Liens.

4.29                        Ranking of Notes.  No Indebtedness of any Non-Wells Loan Party is senior to the Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

4.30                        Independent Auditors.  Philip Vogel & Co., PC, who have certified the consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K most recently filed with the SEC, are independent public accountants within the applicable requirements of the Exchange Act.

4.31                        Books and Records.  The books of account, ledgers, order books, records and documents of each Note Party accurately and completely reflect all information relating to the respective business of such Note Party, the nature, acquisition, maintenance, and location of each of such Note Party’s assets, and the nature of all transactions giving rise to material obligations or accounts receivable of such Note Party.  The minute books of such Note Party contain accurate records in all material respects of all meetings and accurately reflect in all material respects all other actions taken by the stockholders, boards of directors and all committees of the boards of directors of such Note Party.

4.32                        Money Laundering.  Each Note Party is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to the laws, regulations and executive orders and sanctions programs administered by OFAC, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)), and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

4.33                        SEC Compliance.

(a)                                 Any documents filed with the SEC by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, when they were or are filed with the SEC, conformed in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder, and did not as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The Company is subject to and is in compliance in all respects with the requirements of Section 13 of the Exchange Act.

(c)                                  Each Note Party maintains (i) effective “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act) and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)                                 Since the end of the Company’s most recent audited Fiscal Year, there has been no material weakness or significant deficiency in any Note Party’s internal control over financial reporting (whether or not remediated) and since such date there has been no change in any Note Party’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(e)                                  Each Note Party maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by the Exchange Act.

(f)                                   There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

4.34                        Delivery of Related Agreements and Acquisition Agreements.  Each Note Party has delivered to each Purchaser complete and correct copies of each Related Agreement and each Acquisition Agreement to which it is party, and of all exhibits, annexes, schedules and other attachments thereto.  Subject to the qualifications set forth therein, each of the representations and warranties made by each Note Party in each Related Agreement and Acquisition Agreement was and is true and correct in all material respects as of each date made in accordance with such Related Agreement or Acquisition Agreement.

4.35                        ERISA.

(a)                                 Each Note Party has complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)                                 Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)                                  Each Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law so qualifies.

(d)                                 There are no existing or pending (or to the knowledge of any Note Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any Plan to which any Note Party or any of its ERISA Affiliates incurs or otherwise has or could have an obligation or any liability.

(e)                                  No act, omission or transaction has occurred which could result in imposition on any Note Party (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to Section 502(c), (i) or (1) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(f)                                   No Pension Plan or any trust created under any such Pension Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Note Party has been or is expected by any Note Party to be incurred with respect to any Pension Plan.  No ERISA Event with respect to any Plan has occurred or is expected to occur.

(g)                                  Full payment when due has been made of all amounts which any Note Party is required under the terms of each Plan or Applicable Law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan.

(h)                                 The actuarial present value of the benefit liabilities under each Pension Plan does not, as of the end of the Company’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Pension Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(i)                                     No Note Party sponsors, maintains or contributes to an employee welfare benefit plan, as defined in Section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Note Party in its sole discretion at any time without any material liability.

(j)                                    No Note Party sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(k)                                 No Note Party is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

(l)                                     No Note Party and none of its ERISA Affiliates sponsors, maintains or contributes to any employee benefit or compensation arrangement governed by non-United States law.

4.36                        Maintenance of Oil and Gas Properties.  The Oil and Gas Properties of the Note Parties operated by a Note Party or an Affiliate of any Note Party and, to the knowledge of each Note Party, Oil and Gas Properties of the Note Parties operated by a third party and other Oil and Gas Properties unitized with such Oil and Gas Properties, have been maintained, operated and developed in a good and workmanlike manner and in conformity with Applicable Law and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties.  Specifically in connection with the foregoing, except for those set forth on Schedule 4.36, (i) no Oil and Gas Property of any Note Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties of any Note Party operated by a Note Party or an Affiliate of any Note Party and, to the knowledge of the Note Parties, no other wells comprising a part of such Oil and Gas Properties and other Oil and Gas Properties unitized with such Oil and Gas Properties are deviated from the vertical more than the maximum permitted by Applicable Law, and such wells operated by a Note Party or an Affiliate of any Note Party and, to the knowledge of the Note Parties, all other such wells are, in fact, completed within and are producing from, and (except for non-producing portions passing through formations which are not part of such Oil and Gas Properties) the well bores are wholly within, such Oil and Gas Properties and other Oil and Gas Properties unitized with such Oil and

Gas Properties.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by a Note Party that are necessary to conduct normal operations and which are operated by a Note Party or an Affiliate of any Note Party and, to the knowledge of any Note Party, operated by a third party and other operations unitized with such operations are being maintained in a state adequate to conduct normal operations, in a manner consistent with the Company’s past practices.

4.37                        Gas Imbalances; Prepayments.  Except as set forth on Schedule 4.37, on a net basis there are no gas imbalances, take or pay or other prepayments which would require any Note Party to deliver Hydrocarbons produced from the Oil and Gas Properties of such Note Party at some future time without then or thereafter receiving full payment therefor with a value in excess of $25,000 in the aggregate.

4.38                        Marketing of Production.  Except for those contracts set forth on Schedule 4.38  (with respect to all of which contracts the Note Parties represent that they are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Oil and Gas Property’s delivery capacity), no material agreements exist which are not cancelable on one hundred twenty (120) days’ notice or less without penalty or detriment for the sale of production from the Note Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six months from the date hereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

5.1                               Purchasers’ Representations.  Each Purchaser of the Notes by its acceptance of the Notes issued hereunder severally, and not jointly, represents that:

(a)                                 such Purchaser is an “accredited investor” as that term is defined in Rule 501 of the Securities Act, and that, in making the purchases contemplated herein, it is specifically understood and agreed that such holder is not acquiring its Notes with a view towards the sale or distribution thereof within the meaning of the Securities Act in a transaction that would be in violation of the Securities Act;

(b)                                 such Purchaser understands that the Notes and Guarantees will not be registered under the Securities Act by reason of their issuance by the Company and the Guarantor, respectively, in a transaction exempt from the registration requirements of the Securities Act, and that it must hold the Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration.  Such Purchaser understands that upon original issuance, and until such time as the same is no longer required under the applicable requirements of the Securities Act, each Note (and all securities issued in exchange therefor or replacement thereof) shall bear the following legend:  “THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY

NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS”; and

(c)                                  such Purchaser has been furnished with or has had access to the information it has requested from the Company and has had an opportunity to discuss with the management of the Company the business and financial affairs of the Company, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; provided, however, that the foregoing shall in on way affect, diminish or derogate from the representations and warranties made by the Company hereunder or the right of the Purchaser to rely thereon and to seek indemnification hereunder.

ARTICLE VI
PAYMENTS

6.1                               Maturity.  The entire unpaid principal amount of the Notes, together with any accrued and unpaid interest to and including the Maturity Date shall be due and payable in cash on the Maturity Date.

6.2                               Holder Put Right.  On or after October 2, 2015, any Holder will have the right to require the Company to purchase all or any portion of such Holder’s Notes (the “Put Right”).  Any Holder may exercise the Put Right by delivering written notice (the “Put Notice”) to the Company stating that such Holder is exercising its Put Right and the principal amount of Notes for which the Put Right is being exercised.  Within five (5) Business Days after receipt of a Put Notice, the Company will provide written notice to such Holder of the date on which the Company will repurchase the Notes, which date shall be a Business Day not more than forty-five (45) days following the date on which the Put Notice was delivered to the Company and no earlier than three (3) Business Days after the Company informs such Holder of such repurchase date (the “Put Payment Date”).  On the Put Payment Date, (i) the Company will pay to such Holder in immediately available funds without setoff or deduction the principal amount of Notes subject to the Put Right plus accrued and unpaid interest on such Notes being repurchased to and including the Put Payment Date, (ii) the Holder will deliver the Notes to the Company for cancellation and (iii) to the extent only a portion of the Notes are being put to the Company, the Company will deliver a new Note to the Holder reflecting the remaining principal amount of the Notes.

6.3                               Optional Prepayments.

(a)                                 Redemption.  The Company, may at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes on a pro rata basis at 100% of the principal amount prepaid, plus the Prepayment Premium, plus all accrued and unpaid interest up to and including the prepayment date.  Any repurchase made pursuant to this

Section 6.3 shall be in aggregate principal amount of not less than $3.0 million and in an integral multiple of $1.0 million thereof.  The Company will give each Holder written notice of any optional prepayment under this Section 6.3 of not less than five Business Days and not more than ten Business Days prior to the date of each prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such Holder to be prepaid, and the interest and Prepayment Premium to be prepaid on such date.  The notice of prepayment shall be irrevocable.  On the prepayment date, the Holders will deliver the Notes to the Company for cancellation and, to the extent only a portion of the Notes are being repurchased by the Company, the Company will deliver a new Note to each Holder reflecting the remaining principal amount of the Notes.

(b)                                 No Other Optional Prepayments.  Other than as set forth in this Section 6.3, the Company may not prepay or redeem the Notes at its option prior to the Maturity Date.

6.4                               Mandatory Prepayments. Not later than ten Business Days following the receipt of any proceeds of any key man insurance maintained pursuant to Section 7.17, the Company shall apply 100% of such proceeds to make a mandatory prepayment in accordance with this Section 6.4. The Company shall give each Holder written notice of any mandatory prepayment no later than two Business Days after the receipt of such proceeds. Each such notice shall specify the prepayment date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date and the interest to be prepaid on such date and a reasonably detailed calculation of the amount of such prepayment. Any mandatory prepayment of the Notes shall be applied to the Holders on a pro rata basis at 100% of the principal amount prepaid, plus Prepayment Premium, plus all accrued and unpaid interest up to and including the prepayment date. On the prepayment date, the Holders will deliver Notes to the Company for cancellation and, to the extent only a portion of the Notes are being prepaid by the Company, the Company will deliver a new Note to each Holder reflecting the remaining principal amount of the Notes.

ARTICLE VII
AFFIRMATIVE COVENANTS

So long as any of the Notes, or any payment obligation, remain unpaid and outstanding, the Company and each Guarantor, as applicable, covenants to each Holder as follows:

7.1                               Financial Statements and Other Reports.  The Company shall maintain, and cause each of its Subsidiaries, if any, to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and the Company shall deliver to each Holder:

(a)                                 Financial Statements:

(1)                                 as soon as available and in any event within 120 days after the end of each Fiscal Year of the Company (x) the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year of the Company and its Subsidiaries setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by an opinion of an Independent Public Accountant (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries, if any, on a consolidated basis in accordance with GAAP and (y) a “management’s discussion and analysis of financial condition and results of operations” (“MD&A”) for such period meeting the requirements of Regulation S-K and consistent with the MD&A included in the Company’s most recently filed Form 10-K with the SEC; provided that such delivery of the foregoing shall be deemed to have been satisfied to the extent such information is electronically filed on EDGAR and are publicly available on EDGAR to the Holders;

(2)                                 as soon as available and in any event within 60 days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of each Fiscal Year) of the Company (x) the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such Fiscal Quarter and then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its chief financial officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (y) an MD&A for such period meeting the requirements of Regulation S-K and consistent with the MD&A included in the Company’s most recently filed Form 10-Q with the SEC; provided that such delivery of the foregoing shall be deemed to have been satisfied to the extent such information is electronically filed on EDGAR and are publicly available to the Holders;

(b)                                 Compliance Certificates:  together with each delivery of any Financial Statements pursuant to Section 7.1(a) above, an Officer’s Certificate of the Company stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes a Default or an Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Company or other Note Party has taken, is taking and proposes to take with respect thereto;

(c)                                  Financial Covenant Certificate: (i) together with each delivery of Financial Statements pursuant to Section 7.1(a)(1) and (2) above, a certificate executed by the chief financial officer of the Company demonstrating in reasonable detail the Company’s calculations of each financial covenant set forth in Sections 9.1, 9.6 and 9.7 for the applicable time period set forth in Article IX and (ii) within three Business Days of each Test Date, a certificate executed by the chief financial officer of the Company demonstrating in reasonable detail the Company’s calculations of the financial covenant set forth in Article IX tested on such Test Date;

(d)                                 Development Plan and Annual Budget: no later than September 30 of each year, for the succeeding year (i) a Development Plan and (ii) an annual budget in form and substance satisfactory to the Required Holders, including a reasonably detailed description of underlying assumptions with respect thereto;

(e)                                  SEC Documents: no later than the earlier of two Business Days after any Note Party (x) files with or furnishes to or (y) was required to file with or furnish to the SEC any report, schedule, form, statement or other document, a copy of such report, schedule, form, statement or other document (including exhibits and any other information incorporated therein); provided that the delivery of such SEC Documents shall be deemed to have been satisfied to the extent such documents are electronically filed with the SEC EDGAR and are publicly available on EDGAR to the Holders; provided, further that if the Company is not subject to Section 13 of the Exchange Act, it shall prepare and provide the same information in the same manner to the Holders that would have been required pursuant to this subclause (e) as if the Company was subject to Section 13 of the Exchange Act no later than two Business Days after such Note Party would have been required to furnish or file such information with the SEC and any determination of the requirements set forth in Section 7.1(a)(1) and (2) above will be determined as if the Company is subject to Section 13 of the Exchange Act;

(f)                                   Events of Default, etc.:  promptly (and no later than two Business Days) upon any officer of any Note Party obtaining knowledge of (A) any condition or event that constitutes a Default or an Event of Default, or becoming aware that any Holder or any other person has given notice with respect to a claimed Default or Event of Default, (B) any violation of any law, statute, rule, regulation or ordinance of any Governmental Authority, or of any agency thereof, binding on the Company or any of its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect, (C) any litigation, investigation or proceeding that if determined adversely could reasonably be expected to have a Material Adverse Effect or (D) the occurrence of any event or change that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action the Note Party has taken, is taking and proposes to take with respect thereto;

(g)                                  Perfection Certificate: within thirty (30) days of the end of the Fiscal Year, a duly completed and executed Perfection Certificate of the Company and its Subsidiaries as if the Company had delivered the Perfection Certificate as of the end of such Fiscal Year rather than the Closing Date; and

(h)                                 ERISA Events and Notices:  promptly (and no later than two Business Days) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company and any of its Subsidiaries or any of their respective ERISA Affiliates, has taken, is taking or proposes to take with respect thereto, and copies of (A) all notices received by the Company and any of its Subsidiaries or any of their respective ERISA Affiliates, from a Multiemployer Plan sponsor concerning an ERISA Event; and (B) such other documents or governmental reports or filings relating to any Plan as the Holders shall reasonably request.

7.2                               Noteholder Calls.  The Company shall (A) within five Business Days after delivering to the Holders any Financial Statements required by Sections 7.1(a)(1) or (2), hold a conference call with all Holders to discuss such financial statements and the results of operations for the relevant reporting period; and (B) issue a notice to the Holders, no fewer than three Business Days prior to the date of any conference call required to be held in accordance with clause (A) above, announcing the time and date of such conference call and including all information necessary to access such conference call.  The chief executive officer and chief financial officer of the Company shall participate in each conference call during which the Holders will be afforded an opportunity to ask questions of the Company and its officers.  Additionally, the Company shall not disclose any MNPI during the conference call prior to making an oral announcement during the conference call and giving any Holder on the conference call a reasonable opportunity to terminate its participation in the conference call.

7.3                               Payment of Notes.  The Company shall promptly pay or cause to be paid the principal amount of, Prepayment Premium, if any, and interest on the Notes on the dates and in the manner provided for in this Agreement and the Notes.

7.4                               Satisfaction of Obligations; Taxes.

(a)                                 Each Note Party shall, and shall cause each of its Subsidiaries to, perform all obligations under any Contractual Obligation to which such Note Party or any of its Subsidiaries is bound, or to which any of their properties is subject, except where the failure to perform would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Note Party shall, and shall cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all lawful claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable before the same shall become a Lien; provided that no such Tax or claims need be paid if being contested in good faith by appropriate proceedings diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

(c)                                  Upon the payment in full of all Indebtedness (other than contingent obligations not yet ripe or payable) owed by Cubic Louisiana Holding, LLC and Cubic Louisiana, LLC under the Wells Credit Agreement (such time of payment, the “Wells Termination Time”), the Note Parties shall take all actions so upon such payment in full, the Old Asset Collateral Agent shall have for the benefit of the Holders a First Priority Lien on the Legacy Assets.

7.5                               Maintenance of Property; Insurance.

(a)                                 Each Note Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition in all material respects, ordinary wear and tear and accidental or unforeseen circumstances excepted, all properties necessary in the business of such Note Party and each of its Subsidiaries, and all Collateral, and from time to time will make or cause to be made all necessary and commercially reasonable repairs, renewals and replacements thereof, consistent with industry practice.

(b)                                 The Company shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries (i) as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry and (ii) as otherwise required by law.  Each such policy of insurance shall (a) name the applicable Collateral Agent for the benefit of Holders as an additional insured thereunder as its interests may appear, (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement that names the applicable Collateral Agent for the benefit of Holders as the loss payee thereunder, (c) require the insurance company to give the applicable Collateral Agent thirty (30) days’ notice prior to the cancellation of such policy and (d) is otherwise reasonably satisfactory in form and substance to the applicable Collateral Agent and the Required Holders.  In connection with the renewal of each such policy of insurance, the Company promptly shall deliver to the applicable Collateral Agent a certificate from the Company’s insurance broker or other evidence satisfactory to the Required Holders that the applicable Collateral Agent on behalf of Holders has been named as additional insured and/or loss payee thereunder.

7.6                               Corporate Existence.  Except as otherwise permitted pursuant to the terms of this Agreement, each Note Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business.

7.7                               Books and Records.  Each Note Party shall, and shall cause each of its Subsidiaries to, keep complete and accurate books and records in conformity with GAAP.

7.8                               Compliance with Law.  Each Note Party shall, and shall cause each of its Subsidiaries to:

(a)                                 comply in all material respects with all Applicable Laws; and

(b)                                 maintain and comply in all material respects with all Governmental Authorizations necessary or desirable to conduct its business as conducted on the date hereof.

7.9                               Use of Proceeds.  The Note Parties shall use proceeds from the Notes solely to make the payments set forth in Schedule 4.9.

7.10                        Inspections.  Each Note Party shall, and shall cause each of its Subsidiaries to, permit any Collateral Agent, any Holder and any representatives designated by any Holder, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine its records and to make copies of such records and extracts thereof, and to discuss its affairs, finances and condition with its officers and independent accountants, all during normal business hours at times mutually agreed by the Company and such Holder and in a commercially reasonable manner.

7.11                        Change in Accounting Policies.  The Company shall promptly notify each Holder in writing of any material change (including the details of such change) in accounting policies or financial reporting by the Company or any of its Subsidiaries.  The Company and its Subsidiaries shall not change its Fiscal Year end from June 30.

7.12                        Additional Guarantors; Additional Collateral.

(a)                                 In the event that the Company or any of its Subsidiaries forms or acquires any Subsidiary after the date hereof, the Company shall promptly (and no later than three Business Days after) notify the applicable Collateral Agent and the Holders of that fact and cause each such Subsidiary (concurrently with its formation or acquisition) to become a Guarantor and to execute and deliver to the applicable Collateral Agent counterparts of each of this Agreement, the Guaranty and the applicable Security Agreement, and all such further documents and instruments as may be necessary or, in the opinion of the Required Holders or such Collateral Agent, desirable to create a valid and perfected Lien on all of the assets of such Subsidiary, as well as a pledge of all of the Subsidiary’s Capital Stock in favor of such Collateral Agent for the benefit of the Holders.  For so long as the Secured Obligations are outstanding, such Lien and pledge in favor of the Holders shall be a First Priority Lien and pledge.  The Company shall also deliver to the applicable Collateral Agent and the Holders, together with such counterparts of this Agreement, the Guaranty and the applicable Security Agreement and other documents and instruments, (A) certified copies of such Subsidiary’s Organizational Documents, together with evidence of such Subsidiary’s good standing in the jurisdiction of its organization or formation, each to be dated as of a recent date prior to their delivery to the Holders, (B) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the incumbency and signatures of the officers of such Subsidiary executing the counterparts of this Agreement, the Guaranty and the applicable Security Agreement and such other documents and instruments executed in connection therewith and (b) the Board of Directors of such Subsidiary authorizing the execution, delivery and performance of the counterparts of the Guaranty and the applicable Security Agreement and such other documents and instruments (which resolutions shall be attached to such certificate) being in full force and effect and not having been modified or rescinded, and (C) a favorable opinion of counsel to the Company and such Subsidiary, in form and substance reasonably satisfactory to the applicable Collateral Agent and the Required Holders.  In no event shall any Subsidiary of the Company incur or guaranty any Indebtedness or other obligations of any Peron if such Subsidiary has not become a Guarantor and executed and delivered to the applicable Collateral Agent counterparts of each of this Agreement, the Guaranty and the applicable Security Agreement, and all such further documents and instruments as may be necessary or, in the opinion of the Required Holders or the applicable Collateral Agent, desirable to create a valid and perfected Lien on all of the assets of such Subsidiary, as well as a pledge of all of the Subsidiary’s Capital Stock in favor of the applicable Collateral Agent for the benefit of the Holders.

(b)                                 The Company and each of the Guarantors shall (i) cause the Collateral to be subject at all times to a Lien perfected in favor of the applicable Collateral Agent to secure the obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the date hereof, such other additional security documents as the Holders shall reasonably request, subject in any case to Liens permitted hereunder and (ii) deliver such other documentation as may be necessary or as any Holder or any Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC financing statements, UCC termination statements and other items of the types required to be delivered pursuant to Sections 3.14 and 3.15, all in form, content and scope reasonably satisfactory to the Required Holders and applicable Collateral Agent, and duly executed by all applicable Persons and/or filed in all jurisdictions necessary or, in the opinion of the Holders, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.  Without limiting the generality of the foregoing, the Company and the Guarantors shall cause (i) 100% of the issued and outstanding Capital Stock of each of its Subsidiaries (other than equity interests constituting Required Priority Collateral) to be subject at all times to a perfected First Priority Lien and pledge in favor of the Collateral Agent and (ii) 100% of the issued and outstanding Capital Stock constituting Required Priority Collateral to be subject at all times to a Required Priority Lien pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Required Holders or the applicable Collateral Agent shall reasonably request.

(c)                                  Without limitation of Section 7.12(b), upon the lease, license, sublicense or other acquisition by a Note Party after the date hereof of any Oil and Gas Property, then the Company shall, or shall cause the other Note Parties to, grant, within thirty (30) days of the effective date of such lease, license, sublicense or other acquisition (or such longer period as shall be reasonably acceptable to the Required Holders), to the applicable Collateral Agent to secure the obligations under the Note Documents, a valid First Priority Lien (provided that Permitted Liens or other Liens acceptable to the applicable Collateral Agent and the Required Holders may exist) on such additional Oil and Gas Property together with each of the Mortgage Related Documents related to such Oil and Gas Property in form and substance satisfactory to the applicable Collateral Agent and the Required Holders. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish and perfect the Liens in favor of the applicable Collateral Agent required to be granted pursuant to the Mortgages, and all taxes, fees and other charges payable in connection therewith shall be paid in full by such Note Party.

(d)                                 Without limitation of Section 7.12(b), upon the purchase, lease, license, sublicense or other acquisition by a Note Party after the date hereof of any fee or leasehold interest in real property (other than an Oil and Gas Property), then the Company shall, or shall cause the other Note Parties to, grant, within thirty (30) days of the effective date of such purchase, lease, license, sublicense or other acquisition (or such longer period as shall be acceptable to the Required Holders), to the applicable Collateral Agent to secure the obligations under the Note Documents, a valid First Priority Lien (provided that Permitted Liens may exist) on such additional real property asset, together with (i) each of the Mortgage Related Documents related to such real property, in each case in form and substance reasonably satisfactory to the Required Holders, (ii) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Required Holders with respect to such real property, in amounts not less than the fair market value of such real property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the effective date of such purchase, lease, license, sublicense or other acquisition and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Required Holders and evidence satisfactory to each Purchaser that the Company has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of the title policy, (iii) a completed Flood Certificate, (A) which Flood Certificate shall (x) be addressed to the applicable Collateral Agent and (y) otherwise comply with the Flood Program; and (B) if such real property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the applicable Note Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; (iv) if such real property is acquired by a Note Party in fee simple, ALTA surveys certified to the applicable Collateral Agent and dated not more than thirty days prior to the effective date of such purchase, lease, license, sublicense or other acquisition; and (v) if such real property is a Leasehold Property, a Landlord Consent and evidence that such Leasehold Property is a Recorded Leasehold Interest.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish and perfect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages, and all taxes, fees and other charges payable in connection therewith shall be paid in full by such Note Party.

7.13                        Reserve Reports.  Commencing with the Fiscal Quarter ending September 30, 2013, and every Fiscal Quarter thereafter (including the last Fiscal Quarter of each fiscal year), as soon as available but in any event no later than forty-five (45) days after the end of such Fiscal Quarter, the Company shall deliver to each Holder (a) a report, in form and substance satisfactory to the Required Holders, prepared by Netherland, Sewell and Associates, or another independent petroleum engineer or firm of engineers acceptable to the Required Holders, which report shall set forth, as of the end of such Fiscal Quarter, projections of future net income from hydrocarbons classified as Proved Reserves attributable to all of the Company’s and its Subsidiaries’ Oil and Gas Properties and (b) such other information concerning the Company’s and its Subsidiaries’ Oil and Gas Properties as any Holder may request, including, without limitation, engineering, geological and performance data.

7.14                        Sales and Production Reports.  The Company shall deliver to each Holder (i) as soon as available and in any event within three (3) Business Days after each well of the Company or any of its Subsidiaries initially commences producing, a Well Report for the first twenty-four (24) hours of production for such well and (ii) after each well of the Company or any of its Subsidiaries has been producing for thirty (30) days, within three (3) Business Days after such period a Well Report for the first thirty (30) days that such well has been producing.  The Company shall deliver to each Holder, as soon as available and in any event within thirty (30) days after the end of each calendar month, a Monthly Update Report.

7.15                        Oil and Gas Information.  Commencing with the Fiscal Quarter ending September 30, 2013, the Company will deliver to each Holder, within five (5) Business Days after the end of each Fiscal Quarter, a report, in form and substance reasonably acceptable to the Required Holders, of the drilling activity by the Company on its Oil and Gas Properties during such Fiscal Quarter, including, without limitation, pre-drill estimated costs and reserves as compared to the actual costs and reserves determined post-drill.

7.16                        Title Opinions.  Upon the request of the Required Holders, the Company shall cause to be prepared or shall otherwise acquire division order title opinions in form and substance reasonably satisfactory to the Required Holders, evidencing all Note Parties’ title to any of the Oil and Gas Properties to which Proved Developed Producing Reserves are attributed which are operated by the Note Parties or their Affiliates.  Upon the request of the Required Holders, the Company shall exercise all commercially reasonable efforts to cause third party operators to cause to be prepared division order title opinions in form and substance customary in the oil and gas industry evidencing all Note Parties title to any of the Oil and Gas Properties to which Proved Development Producing reserves are attributed.  If the Company has provided such title information, the Company shall, or shall cause its Subsidiaries to, within sixty (60) days of notice from the Required Holders that title defects or exceptions exist with respect to such Oil and Gas Properties that are not Permitted Liens cure any such title defects or exceptions (including defects or exceptions as to priority) which are not Permitted Liens raised by such information; provided that if, upon receipt of such written notice of a title defect or exception, the Note Parties have used commercially reasonable efforts to cure a title defect or exception in accordance with this sentence but have not been able to do so by the end of such 60-day period, then the Company upon written notice to the Holders shall have an additional thirty (30) days to cure such title defect or exception so long as the Company or the other Note Parties are diligently pursuing such cure (and the Company shall or shall cause the other Note Parties to continue to use commercially reasonable efforts during such additional thirty (30) day period to cure such title defect or exception).

7.17                        Key Man Insurance.  The Company shall obtain within thirty (30) days following the Closing and thereafter maintain with financially sound and reputable insurance companies “key man” life insurance with respect to Calvin A. Wallen III in the amount of at least $10,000,000 pursuant to policies reasonably acceptable in form and substance to the Required Holders and any proceeds of such key man insurance shall be applied as a mandatory prepayment as provided in Section 6.4.

7.18                        Directors.  At all times, three directors on the board of directors of the Company shall be nominees of the Purchasers appointed in accordance with the Investment Agreement.

7.19                        Undated Letter Transfer Orders.  With respect to future sales of production from any Oil and Gas Property, the applicable Note Party shall deliver to the applicable Collateral Agent concurrently with any such sale to a first purchaser undated letter transfer orders directed to the party remitting to the applicable Note Party proceeds from the sale of production from such Oil and Gas Property and instructing that such proceeds be remitted to the applicable Collateral Agent, for the account of the applicable Note Party.

ARTICLE VIII
NEGATIVE COVENANTS

8.1                               Limitation on Restricted Payments.  Each Note Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly take any of the following actions (each, a “Restricted Payment”): (i) declare or pay any dividend or other distribution, direct or indirect, on Capital Stock of the Company, or on Capital Stock of any Subsidiary of the Company that are held by, or declared and paid to, any Person other than a Note Party (other than dividends, distributions or payments made solely in Capital Stock of the Company (other than Disqualified Stock)); (ii) redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company or any of its Subsidiaries that is subordinate in right of payment to the Notes or Note Guarantees, (iii) redeem, repurchase or retire, or otherwise obtain the surrender of any outstanding options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding (other than the Warrants); and (iv) make any Investment in any Person, other than a Permitted Investment.

8.2                               Limitation on Liens.  Each Note Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on, or with respect to, any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except for Permitted Liens.

8.3                               No Restrictions on Subsidiary Distributions to the Company or its Subsidiaries.  Each Note Party shall not, and shall not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such subsidiary’s Capital Stock owned by the Company or any Subsidiary of the Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any Subsidiary of the Company, (iii) make loans or advances to the Company or any other Subsidiary of the Company, or (iv) transfer any of its property or assets to the Company or any other subsidiary of the Company, except (A) as provided in the Note Documents, (B) as to transfers of assets expressly permitted by this Agreement or otherwise consented to by Required Holders in accordance with this Agreement and (C) as to any assets subject to Liens permitted under Section 8.2 and as may be permitted in any agreement relating to Indebtedness secured by such Lien permitted under Section 8.2; provided that such restriction or encumbrance is not more restrictive in any respect than those contained in this Agreement and does not interfere, as determined by the Required Holders, with any Note Party’s ability to pay the principal, interest, Prepayment Premium, fees and expenses or any other amount payable pursuant to this Agreement.

8.4                               No Negative Pledges.  Each Note Party shall not, and shall not permit any of its Subsidiaries to enter into any agreement or remain party to any agreement prohibiting the creation or assumption of any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure obligations under any Note Documents, including this Agreement.

8.5                               Limitation on Indebtedness.  Each Note Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guaranty, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or issue any Disqualified Stock, except Permitted Indebtedness.

8.6                               Limitation on Asset Sales.  Each Note Party shall not, and shall not permit any of its Subsidiaries to consummate any Asset Sale (including any sale leaseback transaction) except with the prior written consent of the Required Holders.

8.7                               Merger and Consolidation.  Each Note Party shall not, and shall not permit its Subsidiaries to, directly or indirectly: (i) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving corporation) or change its form of organization; provided that (a) any Wells Loan Party may merge with and into another Wells Loan Party and (b) any Non-Wells Loan Party may merge with and into any Non-Wells Loan Party; and provided, further that in the case of a transaction involving the Company, the Company is the surviving person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of either the Note Parties or the Non-Wells Loan Parties, in each case, taken as a whole, in one or more transactions, to another Person or group of Persons, or (iii) consummate a stock sale or other business combination (including without limitation, a reorganization, recapitalization, spin-off or scheme or arrangement) with another Person or group of Persons.

8.8                               No Layering of Debt.  (i) The Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment or lien priority to any Indebtedness of the Company and senior in right of payment to, or pari passu in right of payment with, the Notes, and (ii) the Company shall not permit and any Guarantor shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment or lien priority to any Indebtedness of such Guarantor and senior in right of payment to, or pari passu in right of payment with, such Guarantor’s obligations under the Guaranty.  Notwithstanding the foregoing provisions of this Section 8.8, the Company and its Subsidiaries shall be permitted to incur, maintain and guaranty all obligations under the Note Documents.

8.9                               Limitation on Transactions With Affiliates.  Each Note Party shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company, other than on terms and conditions at least as favorable to the Company or such Subsidiary, as applicable, as would reasonably be obtained by the Company or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate (each an “Affiliate Transaction”), except that the following shall be permitted:

1.              transactions between or among the Non-Wells Loan Parties;

2.              reasonable and customary salaries and fees paid to members of the Boards of Directors and officers of the Company and its Subsidiaries;

3.              reasonable and customary indemnifications and insurance arrangements for the benefit of Persons that are officers or members of the Boards of Directors of the Company and its Subsidiaries on or after the date hereof, whether such Persons are current or former officers or members at the time such indemnifications or arrangements are entered into;

4.              salary, bonus, employee stock option, stock repurchase, employee benefit compensation, business expense reimbursement, health care, insurance and other like benefits, severance, termination and other employment-related agreements, arrangements or plans and other compensation and employment arrangements with directors, officers, managers and employees in the ordinary course of business, including, without limitation, in connection with any employment agreements or benefits arrangements between the Company and any of its Subsidiaries with employees; or

5.              the consummation of the Transactions and the Related Transactions.

8.10                        Permitted Business.  Each Note Party shall not, and shall not permit any of its Subsidiaries to, engage in any business other than a Permitted Business.

8.11                        Investment Company Act.  Each Note Party shall not, and shall not permit any of its Subsidiaries to, become an investment company subject to registration under the Investment Company Act of 1940, as amended.

8.12                        Waiver of Stay, Extension or Usury Laws.  Each Note Party shall not, and shall not permit any of its Subsidiaries to (to the extent that it may lawfully do so) at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which prohibit or forgive the Company or such Subsidiary from paying all or any portion of the principal amount of, Prepayment Premium, if any, or interest on the Notes or Guaranty as contemplated herein or therein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company and each Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

8.13                        Amendments of Organizational Documents.  Each Note Party shall not, nor shall it permit any of its Subsidiaries to, amend, supplement or otherwise change: (i) their respective Organizational Documents in any manner (including by merger, amalgamation or consolidation) that is adverse to the Holders as determined by the Required Holders; or (ii) the documents governing any Indebtedness of such Note Party that is subordinate or junior in right of payment or lien priority to the Notes.  The Company shall not amend, supplement or otherwise change (i) the Wells Fargo Credit Agreement and documents related thereto or (ii) the Series B Convertible Preferred Stock or the certificate of designation related thereto, in each case, without the consent of the Required Holders.

8.14                        OFAC.  Neither the Company nor any of its Subsidiaries: (i) shall become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) shall engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2 of such order, or (iii) shall otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

8.15                        Pro Rata Payments.  No Note Party shall, nor shall any Note Party permit any other Note Party, to make any payment of principal, interest or Prepayment Premium, if any, on the Notes unless such payment is made on a pro rata basis on all of the Notes (except pursuant to Section 6.2).

8.16                        Gas Imbalances.  No Note Party shall, nor shall any Note Party permit its Subsidiaries to allow gas imbalances, take-or-pay or other prepayments that would require the Note Parties to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor with a value in excess of $50,000 in the aggregate.

8.17                        Hedging Agreements.

(a)                                 No Note Party shall, nor shall any Note Party permit any of its Subsidiaries to enter into or become obligated on, or with respect to, any Hedging Agreement or any transaction thereunder or amend or modify any Hedging Agreement or transactions thereunder (or enter into any amendment, modification or supplement thereto), except with the prior written consent of the Required Holders (each such Hedging Agreement upon delivery of the notice in the form attached hereto as Exhibit I and the execution of the joinder to the applicable Intercreditor Agreement, a “Permitted Hedging Agreement”); provided that the prior written consent of the Required Holders shall not be necessary in connection with the physical delivery of commodities under a Permitted Hedging Agreement.

(b)                                 The Non-Wells Loan Parties shall enter into Permitted Hedging Agreements to hedge the “price floor” for at least 75% of the volume of their Proved Developed Producing Reserves Production (on both oil and gas).  The Non-Wells Loan Parties shall enter into such Permitted Hedging Agreements with respect to each well of a Non-Wells Loan Party (i) after such well has been producing for at least 45 days but in any case, a Permitted Hedging Agreement to hedge such exposure shall be entered into no later than 90 days after such well has been producing and (ii) thereafter within ten (10) days after the end of each Fiscal Quarter thereafter.  The Non-Wells Loan Parties may not hedge the “price floor” for more than 85% of the volume of their Proved Developed Producing Reserves Production.  Each such Permitted Hedging Agreement shall hedge the Proved Developed Producing Reserves Production for three years from each such date the Permitted Hedging Agreement is entered into pursuant to subclauses (i) and (ii) of the second preceding sentence.  Any Hedging Agreement entered into pursuant to this Section 8.17(b) must be a Permitted Hedging Agreement.

8.18                        Asset Segregation.

(a)                                 The Company shall not permit and Cubic Louisiana Holding, LLC and Cubic Louisiana, LLC shall not (i) form or acquire any Subsidiaries, or (ii) acquire assets (other than cash received in respect of production from the Legacy Assets).

(b)                                 The Company shall cause Cubic Louisiana, LLC and Cubic Louisiana Holding, LLC to, and each of Cubic Louisiana, LLC and Cubic Louisiana Holding, LLC shall deposit all cash or other property or payments received in respect of or relating to Legacy Assets in a Legacy Asset Account.

(c)                                  The Non-Wells Loan Parties shall deposit all cash, cash equivalents, securities or other property or payments received by them or in respect of or relating to assets acquired by any Non-Wells Loan Party in an Acquired Asset Account.

(d)                                 The Non-Wells Loan Parties shall not transfer, lease, sublease, license, sublicense, convey, distribute or otherwise dispose of (including by way of merger, consolidation, amalgamation or otherwise) any assets to any Wells Loan Party.

8.19                        Development Plan.  Each Note Party will develop its Oil and Gas Properties, and make Capital Expenditures on its Oil and Gas Properties in accordance with the Approved Development Plan for the applicable year.  If there is no Approved Development Plan covering any year or portion thereof, the Note Parties shall not engage in any activities that are the subject of the Initial Development Plan or any Approved Development Plan thereafter, including engaging in drilling or recompletion or making any Capital Expenditures.   The Note Parties may only engage in such activities as set forth in an Approved Development Plan and shall take no actions inconsistent in any respect with such Approved Development Plan.

ARTICLE IX
FINANCIAL COVENANTS

Determinations of compliance with the financial covenants set forth in this Article IX shall be based on the generally accepted accounting principles in the United States as in effect as of the Closing Date.

9.1                               Collateral Coverage.  From and after June 30, 2014 until but not including December 31, 2014, the Non-Wells Loan Parties (on a consolidated basis) shall maintain at all times a Collateral Coverage Ratio of at least 1.0x.  From and after December 31, 2014 the Non-Wells Loan Parties (on a consolidated basis) shall maintain at all times a Collateral Coverage Ratio of at least 1.15x.

9.2                               Minimum Initial Production Results on Reentries.  The Non-Wells Loan Parties shall maintain an Average Reentry Initial Production Rate of at least 375 barrels of oil equivalent per day.  The Test Dates for the financial covenant set forth in this Section 9.2 shall be (i) after the completion of the third Eaglebine Reentry after the date hereof, the fiftieth day after flowback has started with respect to the completion of such Eaglebine Reentry and (ii) after the completion of each Eaglebine Reentry thereafter, the fiftieth day after flowback has started with respect to the completion of each such Eaglebine Reentry.

9.3                               Minimum Initial Production Results on New Drills.  The Non-Wells Loan Parties shall maintain an Average New Drill Initial Production Rate of at least 450 barrels of oil equivalent per day.  The Test Dates for the financial covenant set forth in this Section 9.3 shall be (i) after the completion of the third Eaglebine New Drill after the date hereof, the fiftieth day after flowback has started with respect to the completion of such Eaglebine New Drill and (ii) after the completion of each Eaglebine New Drill thereafter, the fiftieth day after flowback has started with respect to the completion of each such Eaglebine New Drill.

9.4                               Maximum CapEx Spend — Individual Reentries.

(a)                                 The Non-Wells Loan Parties shall maintain Average Reentry Capital Expenditures of less than $4,500,000.  The Test Dates for the financial covenant set forth in this Section 9.4(a) shall be (i) the fifth calendar day after the completion of the third Eaglebine Reentry after the date hereof and (ii) the fifth calendar day after the completion of each such Eaglebine Reentry thereafter. If any Capital Expenditures are made within 90 days of the completion of any such Eaglebine Reentry in connection therewith, such Capital Expenditures shall be deemed to have been made prior to the completion of the applicable Eaglebine Reentry and a Test Date shall occur upon every $50,000 of additional Capital Expenditures made during such period with respect to such Eaglebine Reentry.

(b)                                 The amount of Capital Expenditures in respect of each of the first three Eaglebine Reentries shall not exceed $7,000,000.  The Test Dates for the financial covenant set forth in this Section 9.4(b) shall be the fifth calendar day after the completion of each of the first three Eaglebine Reentries after the date hereof. If any Capital Expenditures are made within 90 days of the completion of any such Eaglebine Reentry in connection therewith, such Capital Expenditures shall be deemed to have been made prior to the completion of the applicable Eaglebine Reentry and a Test Date shall occur upon every $50,000 of additional Capital Expenditures made during such period.

9.5                               Maximum CapEx Spend — Individual New Drills.

(a)                                 The Non-Wells Loan Parties shall maintain Average New Drill Capital Expenditures of less than $6,500,000.  The Test Dates for the financial covenant set forth in this Section 9.5(a) shall be (i) the fifth calendar day after the completion of the third Eaglebine New Drill after the date hereof and (ii) the fifth calendar day after the completion of each such Eaglebine New Drill thereafter. If any Capital Expenditures are made within 90 days of the completion of any such Eaglebine New Drill in connection therewith, such Capital Expenditures shall be deemed to have been made prior to the completion of the applicable Eaglebine New Drill and a Test Date shall occur upon every $50,000 of additional Capital Expenditures made during such period with respect to such Eaglebine New Drill.

(b)                                 The amount of Capital Expenditures in respect of each of the first three Eaglebine New Drills shall not exceed $9,000,000.  The Test Dates for the financial covenant set forth in this Section 9.5(b) shall be the fifth calendar day after the completion of each of the first three Eaglebine New Drills after the date hereof. If any Capital Expenditures are made within 90 days of the completion of any such Eaglebine New Drill in connection therewith, such Capital Expenditures shall be deemed to have been made prior to the completion of the applicable

Eaglebine New Drill and a Test Date shall occur upon every $50,000 of additional Capital Expenditures made during such period.

9.6                               Maximum Total CapEx Spend.  The Non-Wells Loan Parties shall not permit Capital Expenditures (on a consolidated basis) to exceed for any Fiscal Year the amount of Capital Expenditures (on a consolidated basis) listed beside such Fiscal Year below:

Fiscal Year	Maximum Capital Expenditure (on a consolidated basis)
2013	$9,500,000
2014	$52,500,000
2015	$10,000,000 or such other amount as set forth in the Approved Development Plan for that year
2016	$10,000,000 or such other amount as set forth in the Approved Development Plan for that year

9.7                               Minimum Liquidity Requirement.  The Non-Wells Loan Parties shall maintain at least $5,000,000 of Liquidity at all times prior to December 31, 2014 and at least $10,000,000 of Liquidity at all times thereafter.

ARTICLE X
EXPENSES; INDEMNIFICATION; REGISTRATION; AND TAX MATTERS

10.1                        Expenses.

(a)                                 Whether or not any of the Notes are sold, the Company will pay all costs and expenses incurred by the Purchasers (and subsequent Holders) in connection with the Transactions and the Related Transactions, including, without limitation:

1.                                      all out-of-pocket expenses incurred by the Purchasers in connection with the preparation, negotiation, execution and delivery of the Note Documents and the Related Agreements, including without limitation due diligence and analysis, examinations and appraisals;

2.                                      to the extent not specifically included in clause (1) above, the fees and expenses of Sullivan & Cromwell LLP and Jones Walker LLP, who are acting as counsel to one or more Purchasers in connection with the preparation, negotiation, execution and delivery of the Note Documents;

3.                                      all out-of-pocket expenses (including the fees and disbursements of counsel) incurred by any Holder in connection with any amendment, modification, waiver, consent (whether or not such amendment, waiver or consent becomes effective), or preservation or enforcement of rights under the Note Documents or any other documents contemplated hereby or thereby after the date hereof; and

4.                                      such other fees as agreed to by the Company and any Holder.

(b)                                 Whether or not any of the Notes are sold, the Company will pay all costs and expenses incurred by the Noteholder Agent and any Collateral Agent in connection with the transactions contemplated by this Agreement, including, without limitation:

1.                                      the costs and expenses outlined in that certain fee schedule dated October 2, 2013;

2.                                      to the extent not specifically included in clause (1) above, the reasonable fees and expenses of Shipman & Goodwin LLP, who are acting as counsel to the Noteholder Agent and each Collateral Agent in connection with the preparation, negotiation, execution and delivery of the Note Documents; and

3.                                      all reasonable fees and expenses (including the fees and disbursements of counsel) incurred by the Noteholder Agent or any Collateral Agent (in such capacity) in connection its participation in the transactions contemplated by this Agreement and the other Note Documents, including without limitation with any amendment, modification, waiver, consent (whether or not such amendment, waiver or consent becomes effective), or preservation or enforcement of rights under the Note Documents or any other documents contemplated hereby or thereby after the date hereof.

(c)                                  The obligations of the Company under this Section 10.1 shall survive the payment of the Notes, the termination of this Agreement and the other Note Documents and the earlier resignation or removal of the Noteholder Agent or any Collateral Agent.

10.2                        Indemnification.

(a)                                 In addition to all rights and remedies available to the Holders at law or in equity, the Company and the Guarantors (collectively, the “Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless the Purchasers, the Noteholder Agent, each Collateral Agent, each subsequent Holder and their respective affiliates, stockholders, partners, members, officers, directors, employees, agents, representatives, controlling persons, successors, heirs and assigns (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss, liability, demand, claim, action (including litigation brought by any Indemnifying Party or to which any Indemnifying Party is a party), cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any Indemnified Party or any third party, including interest, penalties, and attorneys’ fees and expenses of any counsel(s) to the Indemnified Parties and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

1.                                      any misrepresentation or breach of a representation or warranty on the part of any Note Party under any Note Document;

2.                                      without duplication of Section 10.2(a)(1) above, any misrepresentation in, or omission from, any of the representations, warranties, statements,

schedules and exhibits hereto, certificates or other instruments or documents furnished to the Holders by or on behalf of any Note Party made in or pursuant to any Note Document;

3.                                      any non-fulfillment or breach of any covenant or agreement on the part of any Note Party under any Note Document;

4.                                      any Environmental Claim;

5.                                      any claim (whenever made) relating in any way to any Note Party and any claim (whenever made) arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with (A) the execution, delivery and performance of this Agreement, the other Note Documents, the Transactions and the documents and agreements contemplated hereby or thereby or (B) any actions taken by or omitted to be taken by any of the Indemnified Parties in connection with any Note Document; or

6.                                      any claim, demand or liability for any broker’s or finder’s fees or commission alleged to have been incurred by the Company or any of its Subsidiaries or any Person acting on behalf of the Company or any of its Subsidiaries in connection with the Note Documents, or any of the Transactions contemplated hereby or thereby and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability incurred by the Company or any of its Subsidiaries or any Person acting on behalf of the Company or any of its Subsidiaries;

provided, however, that no Indemnified Party shall be entitled to such rights and remedies to the extent that such Losses occur as a result of the gross negligence or willful misconduct on the part of any Indemnified Party, as determined by a final order of a court of competent jurisdiction that is not subject to appeal.

(b)                                 All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the Transactions without limit, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the Purchasers, their advisors and/or any of the Indemnified Parties or the acceptance by the Company or any Guarantor of any certificate or opinion, and shall inure to the benefit of any purchaser of the Notes in accordance with the terms hereof notwithstanding such Person’s assignment or transfer of its Note.

(c)                                  If for any reason the indemnity provided for in this Section 10.2 is unavailable to any Indemnified Party or is insufficient to hold each such Indemnified Party harmless from all such Losses arising with respect to the transactions contemplated by this Agreement, then the Note Parties jointly and severally shall contribute to the amount paid or payable for such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Note Parties on the one hand and such Indemnified Party on the other but also the relative fault of the Note Parties as well as any relevant equitable considerations.  In addition, the Note Parties, jointly and severally, agree to reimburse any Indemnified Party upon demand for all expenses (including legal counsel fees and expenses) incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim.  The indemnity, contribution and expenses reimbursement obligations that the Company and the Guarantors have under this Section 10.2 shall be in addition to any liability that the Company and the Guarantors may otherwise have at law or in equity.  The Note Parties further agree that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Party is a formal party to any such lawsuits, claims or other proceedings.

(d)                                 Any indemnification or payments in respect of contribution of any Indemnified Party by the Note Parties pursuant to this Section 10.2 shall be effected by wire transfer of immediately available funds from any Note Party to an account designated by such Indemnified Party within ten Business Days after the incurrence of a Loss.

(e)                                  The obligations of the Company under this Section 10.2 shall survive the payment of the Notes, the termination of this Agreement and the other Note Documents and the earlier resignation or removal of the Noteholder Agent or any Collateral Agent.

10.3                        Registration of Notes; etc.

(a)                                 The Company will maintain (and make available for inspection by the Holders upon reasonable prior notice at reasonable times) at its address referred to in Section 13.1(c) a register for the recordation of, and shall record, the names and addresses of Holders (and any changes thereto), the respective amounts of the Notes of each Holder from time to time and the amount that is due and payable, and paid, to each Holder (the “Register”).  Promptly following the Closing and each subsequent change to the Register, the Company shall provide a copy of the Register to the Noteholder Agent and each Collateral Agent.  The Company shall deem and treat the Persons listed as Holders in the Register as the holders and owners of the corresponding Notes listed therein for all purposes of this Agreement; all amounts owed with respect to any Note shall be owed to the Holder listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Holder shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Notes.

(b)                                 Subject to Section 13.2, a Holder may transfer a Note to a new Holder only by surrendering such Note to the Company duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new Holder (or the current Holder if submitted for exchange only).  Any new Holder shall simultaneously with becoming a Holder execute the Holder Joinder substantially in the form attached as Exhibit G.

(c)                                  Upon surrender for registration of transfer of any Notes, the Company, at its expense, will mark the surrendered Notes as canceled, and execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same type, and of a like aggregate principal amount.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A or Exhibit B annexed hereto, as applicable.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note (provided any outstanding interest shall continue to be owed and shall survive) or dated the date of the surrendered Note if no interest shall have been paid thereon.  Promptly upon the transfer of any Note, the Company shall provide written notice of such transfer to the Collateral Agent, including the date of such transfer, the amount of Note or Notes transferred and the name of and payment instructions for the transferee.

(d)                                 Notes may be exchanged at the option of any Holder thereof for Notes of a like aggregate principal amount, as applicable, but in different denominations.  Whenever any Notes are so surrendered for exchange, the Company, at its expense, will mark the surrendered Notes as canceled, and execute and deliver the Notes that the Holder making the exchange is entitled to receive.

(e)                                  All Notes issued upon any registration of transfer or exchange of such Notes will be the legal and valid obligations of the Company, evidencing the same interests, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange.

(f)                                   Every Note presented or surrendered for registration of transfer or exchange will (if so required) be duly endorsed or will be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company, duly executed by the Holder thereof or its attorney duly authorized in writing.

(g)                                  Upon receipt of a Note pursuant to clause (b) or (d) above and any forms, certificates or other evidence with respect to Tax matters that the new Holder may be required to deliver the Company pursuant to Section 10.5, the Company will record the relevant information in the Register.

(h)                                 Any transfer of any of the Notes is subject to Section 5.1(b) hereof and will not be valid unless and until such transfer is recorded in the Register.

10.4                        Payments; Public/Private Information.

(a)                                 Place of Payment.  The Company will pay all sums becoming due on such Note for principal, interest and Prepayment Premium, if any, by the method and address indicated by such Holder next to its name on the signature page hereof, in the applicable Holder Supplement or as otherwise notified by such Holder to the Company in writing from time to time.

(b)                                 Public/Private: The Note Parties shall mark all materials delivered to the Holders hereunder conspicuously on the first page as either “PUBLIC” (i.e. does not contain MNPI) or “PRIVATE” (i.e., contains MNPI).  Holders may by written notice to the Company opt-out of receiving any “PRIVATE” materials (“Opt-Out”).  Once a Holder has elected to Opt-Out, the Note Parties shall only deliver to such Holder “PUBLIC” materials and will use their best efforts to create “PUBLIC” versions of all documents redacting the minimum amount of information so that the materials may be distributed to Holders without the benefit of any MNPI; provided that the Note Parties shall continue to provide such materials containing “PRIVATE” information to the Holders not electing to Opt-Out.  Any Holder who has elected to Opt-Out may subsequently deliver a notice to the Company opting to receive “PRIVATE” materials at which point and going forward the Note Parties will provide “PRIVATE” materials to the Holder (“Opt-In”).  There are no limits on the number of times a Holder can Opt-In or Opt-Out.

10.5                        Tax Matters.

(a)                                 To the extent permitted by Applicable Law, any and all payments by or on behalf of the Company hereunder or under the Notes or other Note Documents that are made to or for the benefit of a Holder shall be made free and clear of and without deduction or withholding on account of any Taxes.  If the Company or any other Person on behalf of the Company shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Notes or other Note Documents to a Holder:

1.                                      the Company shall notify such Holder of any such requirement or any change in any such requirement as soon as it becomes aware of it;

2.                                      the Company shall timely pay any such Tax to the relevant Governmental Authority when such Tax is due, in accordance with Applicable Law;

3.                                      unless such Tax is an Excluded Tax, the sum payable shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this clause), each Holder receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

4.                                      within thirty (30) days after the Company receives a receipt of payment of any Tax which the Company is required by clause (2) above to pay, the Company shall deliver to the applicable Holder the original or a certified copy of an official receipt or other satisfactory evidence of the payment and its remittance to the relevant Governmental Authority.

(b)                                 In addition, without limiting the provisions of paragraph (a) above, the Company agrees to timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law and within thirty (30) days after the Company receives a receipt for payment of any such Taxes, the Company shall furnish to the applicable Holder the a copy of such receipt.

(c)                                  The Company will indemnify each Holder, within ten (10) days after demand therefor, for the full amount of any Covered Taxes or Other Taxes (including for the full amount of any Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 10.5(c)) paid by such Holder, as the case may be, and any penalties (other than penalties imposed by reason of such Holder’s gross negligence or willful misconduct), interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A reasonably detailed certificate as to the amount of such payment or liability delivered to the Company by a Holder shall be conclusive absent manifest error.

(d)                                 If a Holder determines that it has received a refund of any Covered Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the

Company paid additional amounts pursuant to this Section 10.5, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company pursuant to this Section 10.5 with respect to the Covered Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, however, that the Company, upon the request of such Holder, agrees to repay the amount paid over to the Company to such Holder in the event that such Holder is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 10.5(d), in no event will a Holder be required to pay any amount to the Company pursuant to this Section 10.5(d) the payment of which would place such Holder in a less favorable net after-Tax position than the Holder would have been in if the Tax subject to indemnification or resulting in the payment of additional amounts and giving rise to such refund had not been deducted, withheld or imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 10.5(d) shall not be construed to require any Holder to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

(e)                                  Unless not legally entitled to do so:

1.                                      each Holder shall deliver such forms or other documentation prescribed by Applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not such Holder is subject to withholding, backup withholding or information reporting requirements;

2.                                      any Holder that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under the Notes or any other Note Document shall deliver to the Company, on or prior to the date on which such Holder becomes a Holder under this Agreement (and at the time or times reasonably requested by the Company thereafter), such properly completed and duly executed forms or other documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding;

3.                                      without limiting the generality of the foregoing, to the extent it is legally entitled to do so, any Holder shall deliver to the Company (in such number of copies as shall be reasonably requested by the Company) on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter, upon the reasonable request of the Company), whichever of the following is applicable:

(A)                               unless such Holder has otherwise established to the reasonable satisfaction of the Company that it is an exempt recipient (as defined in Section 6049(b)(4) of the Code and the United States Treasury Regulations thereunder) properly completed and duly executed copies of Internal Revenue Service Form W-9,

(B)                               properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(C)                               properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(D)                               in the case of a Holder claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Code, (A) a duly executed certificate to the effect that such Holder is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10-percent shareholder” (within the meaning of Sections 881(c)(3)(B) or 871(h)(3)(B) of the Code) of the Company, or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (and, if applicable, Form W-8IMY),

(E)                                properly completed and duly executed copies of Internal Revenue Service Form W-8IMY accompanied by Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable, and

(F)                                 properly completed and duly executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in any United States federal withholding Tax, in each case together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company to determine the withholding or deduction required to be made, if any.  Notwithstanding anything to the contrary in Section 10.5(e)(1), the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.5(e)(3)(A), (B), (C), (D) or (E)) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

(f)                                   Without limiting the generality of the foregoing, each Holder hereby agrees, from time to time after the initial delivery of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Holder shall promptly (1) deliver to the Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Holder, together with any other certificate or statement of exemption required in order to confirm or establish that such Holder is entitled to an exemption from or reduction of any Tax with respect to payments to such Holder under the Note Documents, or (2) notify the Company of its inability to deliver any such forms, certificates or other evidence.

(g)                                  If a payment made to a Holder under the Notes or the other Note Documents would be subject to U.S. Federal withholding tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Company and the Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Collateral Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company of the Collateral Agent as may be necessary for the Company or the Collateral Agent to comply with its obligations under FATCA, to determine that such Holder has or has not complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h)                                 The obligations of the Company under this Section 10.5 shall survive the payment of the Notes and the termination of this Agreement.

ARTICLE XI
DEFAULTS AND REMEDIES

11.1                        Event of Default.  Each of the following is an “Event of Default”:

(a)                                 the Company defaults and such default continues for a period of three days in the payment when due of (i) interest or fees on the Notes or (ii) other fees or payments owed under this Agreement;

(b)                                 the Company defaults in the payment when due of the principal of, or Prepayment Premium on the Notes, including any amount due pursuant to Article VI;

(c)                                  any Note Party fails to observe or perform any term, condition or covenant contained in (i) Article VII, Article VIII or Article IX of this Agreement, (ii) the Warrant and Preferred Stock Agreement, (iii) the Registration Rights Agreement, (iv) the Investment Agreement, (v) the Voting Agreement, (vi) any Security Agreement or (vii) any Intercreditor Agreement;

(d)                                 any Note Party fails to observe or perform any covenant in any Note Document, other than as set forth in Section 11.1(c) or any other covenant a default in the performance of which is covered elsewhere in this Section 11.1, for fifteen (15) days after the earlier of (1) the date the such Note Party becomes aware of the default or (2) written notice to the Company by the Required Holders specifying the default and demanding that such default be remedied and stating that such notice is a “Notice of Default”;

(e)                                  (1) a payment default (whether of principal, interest, premium, fees or otherwise) occurs under the Wells Fargo Credit Agreement or any other mortgage, deed of trust, credit facility, hedging agreement, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (including any Hedging Obligations) by any Note Party or any of its Subsidiaries in excess of $25,000 in the aggregate, whether such Indebtedness now exists, or is created after the date of this Agreement or (2) the occurrence of any other default or event of default under any such mortgage, deed of trust, indenture or instrument, if the effect of such default or event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise);

(f)                                   a judgment or judgments for the payment of money are entered by a court or courts of competent jurisdiction against any Note Party or any of its subsidiaries, which judgment or judgments become final and are not paid, discharged or stayed for a period of thirty (30) days thereafter; provided that the aggregate of all such undischarged judgments (exclusive of any applicable, independent third party insurance coverage or third party indemnity, on terms and conditions and from indemnitors reasonably acceptable to the Holders) exceeds $50,000;

(g)                                  any Note Party or any of its Subsidiaries:

1.                                      commences a voluntary bankruptcy proceeding;

2.                                      consents to the entry of an order for relief against it in an involuntary bankruptcy case;

3.                                      consents to the appointment of a custodian of it or for all or substantially all of its property;

4.                                      makes a general assignment for the benefit of its creditors; or

5.                                      generally is not paying, or admits in writing it cannot pay, its debts as they become due;

(h)                                 1.                                      a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A)                               is for relief against any Note Party or any of its Subsidiaries; appoints a custodian for all or substantially all of the property of the Company or any of its Subsidiaries; or orders the liquidation of the Company or any of its Subsidiaries; and

(B)                               the order or decree remains unstayed and in effect for thirty (30) consecutive days; or

2.                                      an involuntary bankruptcy proceeding is commenced against any Note Party or any of its Subsidiaries and such proceeding shall continue for thirty (30) consecutive days without being dismissed, bonded or discharged;

(i)                                     any Note Document is held in any judicial proceeding to be unenforceable or invalid in any respect or shall cease for any reason (other than the payment in full of the obligations under this Agreement, the Notes and any Guarantors or any other termination thereof in accordance with the terms hereof and thereof) to be in full force and effect in any respect or the Company or any Guarantor, or any Person acting on behalf of any such Person, shall deny or disaffirm in writing its obligations under any Note Document or the Notes (other than in accordance with their terms);

(j)                                    any representation, warranty, certification or other statement made or furnished to the Holders by or on behalf of the Company or any Subsidiary in this Agreement, any Note Document or any instrument, certificate or financial statement furnished (in compliance with or in reference thereto) proves to be false, incorrect, breached, or misleading in any respect when made or furnished;

(k)                                 one or more ERISA Events occur that individually or in the aggregate result in or could reasonably be expected to result in liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $25,000 in the aggregate;

(l)                                     a Change of Control shall have occurred;

(m)                             any Lien purported to be created by any Note Document shall cease to be in full force and effect, or shall cease to give the applicable Collateral Agent, for the benefit of the Holders, the Liens, rights, powers and privileges purported to be created and granted under such Note Document (including a valid, enforceable, perfected First Priority Lien on, all of the First Priority Collateral thereunder and Required Priority Lien on the Required Priority Collateral (except as otherwise expressly provided in the Note Documents)) in favor of the applicable Collateral Agent, or shall be asserted by or on behalf of any Note Party not to be, a valid, enforceable, perfected, First Priority Lien on the First Priority Collateral or Required Priority Lien on the Required Priority Collateral; or

(n)                                 any Note Document or any material provisions of any Note Document shall (except to the extent expressly permitted thereby) for any reason cease to be, or shall be asserted in writing by any Note Party, any Permitted Hedging Counterparty (as defined in the Intercreditor Agreement) or Wells Fargo, BPEC or any other party thereto not to be, a legal, valid and binding obligation of any party thereto.

11.2                        Acceleration.  Upon the occurrence and continuation of an Event of Default (other than specified in clause (g) or (h) of Section 11.1), the Required Holders may declare all the Notes to be due and payable by notice in writing to the Company (with a copy to each Collateral Agent and the Noteholder Agent) specifying the respective Event of Default and that it is a “Notice of Acceleration”; whereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and Prepayment Premium and all other Obligations of the Note Parties accrued hereunder and under any other Note Documents, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Note Parties, anything contained herein or in any other Note Document to the contrary.  Upon the occurrence of an Event of Default (an “Insolvency Default”) specified in clause (g) or (h) of Section 11.1, immediately without further action or notice the principal amount of the Notes shall become due and payable, together with accrued interest thereon and any unpaid accrued fees and Prepayment Premium and all other Obligations of the Note Parties accrued hereunder or under any other Note Documents, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Note Parties, anything contained herein or in any other Note Document to the contrary.

11.3                        Other Remedies.

(a)                                 If an Event of Default occurs and is continuing, the Holders or the Collateral Agent (at the written direction of the Required Holders), as applicable, may pursue any available remedy (i) to collect the payment of principal, interest and Prepayment Premium on the Notes, (ii) to enforce the performance of any provision of the Notes, this Agreement or the Guaranty, or (iii) exercise remedies under the Collateral Documents.

(b)                                 A delay or omission by any Holder, the Noteholder Agent or any Collateral Agent in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

11.4                        Waiver of Past Defaults; Rescission.

(a)                                 The Required Holders, by written notice to the Company (with a copy to the Noteholder Agent and the Collateral Agents) may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except (i) a continuing Default or Event of Default in the payment of the principal of, Prepayment Premium, if any, or interest on, the Notes and (ii) a Default or Event of Default arising from the failure to repurchase any Note when required pursuant to the terms of this Agreement.

(b)                                 The Required Holders, by written notice to the Company (with a copy to the Noteholder Agent and the Collateral Agents), may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a Governmental Authority and if all existing Events of Default (except nonpayment of principal, interest or Prepayment Premium, if any, that have become due solely because of the acceleration) have been cured or waived.

11.5                        Rights of Holders of Notes to Receive Payment.  Notwithstanding any other provision of this Agreement, the right of any Holder to receive payment of principal, Prepayment Premium, if any, and interest on such Note, on or after the respective due dates expressed in such

Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

ARTICLE XII
TERMINATION

12.1                        Termination.  Any Purchaser shall have the right to terminate this Agreement prior to the Closing, and, upon the exercise of such termination right, no party hereto shall thereafter have any obligation to any other party hereto with respect to this Agreement.  In the event of the termination of this Agreement in accordance with this Article XII, this Agreement (other than Articles X) shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or their respective directors, officers, employees, agents, representatives or counsel and except that nothing in this clause shall relieve any party from liability that has arisen under Article X prior to such termination (in which case Article X will continue to apply with regard to such liabilities) or from liability for any breach of this Agreement prior to such termination; provided that in no event shall such termination relieve any party of their obligations under the letter of intent executed by Anchorage Capital Group, L.L.C., O-CAP Management, L.P. and the Company on August 29, 2013.

ARTICLE XIII
MISCELLANEOUS

13.1                        Notices.  All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, telecopier, e-mail or overnight air courier guarantying next day delivery:

(a)                                 if to the Purchasers or any Holder, to the address set forth on its signature page hereto or as otherwise provided in writing to the Company;

(b)                                 if to the Noteholder Agent or any Collateral Agent, to the address set forth on its signature page hereto or as otherwise provided in writing to the Company and the Holders; and

(c)                                  if to the Company or any of its Subsidiaries (including the other Note Parties), to it at 9870 Plano Road, Dallas, Texas 75238, facsimile: (972) 681-9687, e-mail: larry@cubicenergyinc.com.

All such notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied or e-mailed; and the next business day after timely delivery to the courier, if sent by overnight air courier guarantying next day delivery.  For greater clarity, receipt of an e-mail may be acknowledged by the “return receipt requested” function, return e-mail or other written acknowledgement.  The parties may change the addresses to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

13.2                        Successors and Assigns; Assignments.

(a)                                 This Agreement may not be assigned by any Note Party without the consent of all Holders, the Purchasers (prior to the Closing), the Noteholder Agent and each Collateral Agent, and any such assignment in violation of this Section 13.2 shall be null and void.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the successors and registered assigns of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders of Notes.

(c)                                  Each Holder may sell, transfer or assign all or any portion of its Note to any Person, at any time in accordance with Section 10.3(b) and such person shall become a party to this Agreement pursuant to a Holder Joinder in accordance with Section 10.3(b).  Upon such Transfer the previous Holder, to the extent it holds no Notes, shall cease to be a Holder hereunder except as provided for purposes of Section 10.2.

(d)                                 Each Holder may, in the ordinary course of its business and in accordance with the Note Documents and Applicable Law, including applicable securities laws, at any time sell to one or more Persons (each, a “Participant”) participating interests in all or a portion of its rights and obligations under this Agreement.  Notwithstanding any such sale by such Holder of participating interests to a Participant, such Holder’s rights and obligations under this Agreement shall remain unchanged, such Holder shall remain solely responsible for the performance of its obligations thereunder, and the Company, the Noteholder Agent and each Collateral Agent shall continue to deal solely and directly with such Holder and shall have no obligations to deal with any Participant in connection with such Holder’s rights and obligations under this Agreement or the Notes.  Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) an extension of the scheduled final maturity date of any Note allocated to such participation, or (ii) a reduction of the principal amount of or the rate of interest payable on any Note allocated to such participation.  Subject to the further provisions of this Section 13.2(d), the Company agrees that each Participant shall be entitled to the benefits of Section 10.5 to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to this Section 13.2.  A Participant shall not be entitled to receive any greater payment under Section 10.5 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(e)                                  In the event that any Holder sells any participation or assigns or transfers any interest in any Note, each Participant, successor or assign shall agree to (i) make the representations and warranties in Article V of this Agreement, and (ii) execute and deliver a Holder Joinder.

(f)                                   The Note Parties shall assist any Holder in connection with any transfer, whether by sale or otherwise, assignment or participation permitted under this Agreement as reasonably required to enable the assigning or selling Holder to effect any such transfer, assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants.  Each Note Party shall certify the correctness, completeness and accuracy of all descriptions of each of them and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

(g)                                  Any Holder may furnish any information concerning the Note Parties in the possession of such Holder from time to time to transferees, assignees and participants (including prospective transferees, assignees and participants); provided that such Holder shall obtain from actual or potential transferees, assignees or participants confidentiality covenants substantially equivalent to those contained in Section 13.20.

(h)                                 Notwithstanding anything herein to the contrary, any entity into which the Agents may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Agents shall be a party, or any corporation succeeding to the corporate trust business of the Agents, shall be the successor of the Agents, respectively, hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that the Agents shall forthwith notify the parties hereto in writing of any such event.

13.3                        Amendment and Waiver.

(a)                                 Except as heretofore expressly provided otherwise, this Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by the Company, the Guarantors and the Required Holders; provided further, that any amendment, modification or supplement that:

1.                                      reduces the aggregate principal amount of any Note;

2.                                      reduces the rate of interest on any Note (including Default Interest), reduces the amount of principal or changes the principal maturity date of any Note or the redemption or prepayment provisions;

3.                                      makes any Note payable in money or property other than that stated in the Note;

4.                                      makes any change in Sections 11.2, 11.4, 11.5 or 13.10 hereof or this Section 13.3 (or any related defined terms) or in the definition of “Required Holders”;

5.                                      releases all or substantially all of the Collateral in any transaction or series of transactions;

6.                                      changes the definition of “Holder”; or

7.                                      subjects a Holder to any additional obligations;

shall not be binding unless consented to by each Holder.

(b)                                 Notwithstanding anything contained in this Section 13.3 to the contrary, any amendment, modification, supplement or waiver affecting the rights, duties, liabilities, immunities or obligations of the Noteholder Agent or any Collateral Agent shall require the written consent of such party.  In executing any amendment, modification, supplement or waiver, the Noteholder Agent or any Collateral Agent shall be provided with, and shall be fully protected in relying upon, an Officer’s Certificate and an opinion of counsel to the Company in form and substance reasonably satisfactory to the Noteholder Agent or any Collateral Agent, each stating that the execution of such amendment, modification, supplement or waiver is authorized or permitted by the terms of this Agreement and the other Note Documents, and that any conditions contained in this Agreement and the other Note Documents relating to the execution of such amendment, modification, supplement or waiver have been complied with.  The Noteholder Agent or any Collateral Agent may, but shall not be obligated to, enter into any such amendment, modification, supplement or waiver that affects its rights, duties, liabilities, immunities or obligations under this Agreement or any of the other Note Documents.

(c)                                  The Holders agree not to take any of the following actions without the consent of each affected Holder:

1.                                      any amendment of the definition of “Secured Parties” in any Security Agreement; or

2.                                      any amendment of any Intercreditor Agreement that materially and adversely affects the priority of a Noteholder’s liens or payment rights.

13.4                        Release of Security Interest or Guaranty; Release of Guarantor.  Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of the Company) that is permitted by this Agreement, the Security Agreements, the Intercreditor Agreements and other Note Documents or the sale or other disposition of all of the Capital Stock of a Guarantor to any Person (other than an Affiliate of the Company) that is permitted by this Agreement, for which the Company or any of the Guarantors desire to obtain a security interest release or a release of the Guaranty from the Holders, the Company or such Guarantor shall deliver an Officer’s Certificate to the Holders and the applicable Collateral Agent stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms of this Agreement, the Security Agreements, the Intercreditor Agreements and other Note Documents and statement as to whether such sale constitutes an Asset Sale.  Upon the receipt of such Officer’s Certificate, the applicable Collateral Agent shall execute and deliver, at the Company’s expense and without representation, warranty or recourse, such releases of its security interest in such Collateral or such Guaranty as may be reasonably requested and prepared by the Company or such Guarantor; provided that, if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, the applicable

Collateral Agent shall have first received written confirmation from the Required Holders that they have consented.

13.5                        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Laws (the “Maximum Rate”).  If any Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes, or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by any Holder exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Notes hereunder.

13.6                        Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.7                        Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

13.8                        GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

13.9                        CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT SOLELY IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH NOTE PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY THE HOLDERS OR THE COLLATERAL AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY

AGREEMENT WHICH EXPRESS TO BE GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 13.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE COLLATERAL AGENT AND THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTES PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

13.10                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.11                 Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein or in any Note Document shall survive the execution and delivery of this Agreement, the execution and delivery of the Notes and Guarantees hereunder.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 10.1, 10.2 and 10.4 shall survive repayment of the Notes and Guarantees and termination of this Agreement, and with respect to obligations in favor of the Noteholder Agent and any Collateral Agent, any earlier resignation or removal of such Noteholder Agent or Collateral Agent.

13.12                 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Holder or Collateral Agent in the exercise of any power, right or privilege hereunder or under any Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under this Agreement and the other Note Documents are cumulative to and not exclusive of, any rights or remedies otherwise available.

13.13                 Independence of Covenants.  Except as otherwise expressly stated in a covenant herein, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

13.14                 Marshaling; Payments Set Aside.  No Holder or Collateral Agent shall be under any obligation to marshal any assets in favor of the Company or any other party or against or in payment of any or all of the obligations.  To the extent that the Company makes a payment or payments to any Holder (or to the Collateral Agent for the benefit of Holders), or any Holder or Collateral Agent enforces any security interests or exercises their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

13.15                 Set-Off.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Collateral Agent and each Holder is hereby authorized by the Company at any time or from time to time, without notice to the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by the Collateral Agent or that Holder to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to the Collateral Agent or that Holder under this Agreement and the other Note Documents, including all claims of any nature or description arising out of or in connection with this Agreement or any other Note Document, irrespective of whether (i) the Collateral Agent or that Holder shall have made any demand hereunder or (ii) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Article VI.

13.16                 Classification of Transaction.  Notwithstanding anything to the contrary herein contained, none of the Holders, the Noteholder Agent or any Collateral Agent, by entering into this Agreement or by any action pursuant hereto, will not be, and none of the Company, Holders, Noteholder Agent or any Collateral Agent intend any Holder, Noteholder Agent or Collateral Agent to be, deemed a partner or joint venturer with the Company.

13.17                 Exculpation.  The Note Parties acknowledge that none of the Noteholder Agent, any Collateral Agent nor any of their affiliated entities, nor the partners of any Holder nor any investment manager or adviser to any Holder, any investor or participant in the partners of any Holders, nor any of their respective officers, directors, employees, partners, members or shareholders, assume any personal liability for any of the obligations under the Note Documents.

13.18                 Entire Agreement.  The Note Documents and the Notes are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  The Note Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.  Nothing in any of the Note Documents or the Notes shall confer upon any other Person other than the parties hereto any right, remedy or claim under this Agreement.

13.19                 Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Holders’, Noteholder Agent’s and Collateral Agents’ rights and privileges shall be enforceable to the fullest extent permitted by law.

13.20                 Confidentiality.  Each Holder, the Noteholder Agent and each Collateral Agent shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Holder’s, the Noteholder Agent’s and such Collateral Agent’s customary procedures for handling confidential information of this nature, it being understood and agreed by the Company that in any event a Holder, the Noteholder Agent or any Collateral Agent may make disclosures (a) to its and its affiliates’ directors, members, managing partners, officers, employees and agents, including accountants, legal counsel, auditors and other advisors, (b) to the extent requested by any Governmental Authority, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or the other Note Documents, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.20, to any assignees of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company, (h) to the extent such information (A) is or becomes publicly available other than as a result of a breach of this Section 13.20 or (B) becomes available to any Holder, the Noteholder Agent or any Collateral Agent on a nonconfidential basis from a source other than the Company, or (i) to any nationally recognized rating agency that requires access to information about a Holder’s, the Noteholder Agent’s or any Collateral Agent’s or their respective Affiliates’ investment portfolio in connection with ratings issued with respect to such Holder, the Noteholder Agent, such Collateral Agent or their respective Affiliates; provided that, unless specifically prohibited by Applicable Law or court order, each Holder, the Noteholder Agent and any Collateral Agent shall promptly notify to the extent permissible the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any audit, regulatory examination or examination of the financial condition of such Holder, the Noteholder Agent or such Collateral Agent by such Governmental Authority) for disclosure of any such non-public information; and provided, further that in no event shall any Holder, the Noteholder Agent or any Collateral Agent be obligated or required to return any materials furnished by the Company or any of its Subsidiaries.  In addition, the Holders, the Noteholder Agent and the Collateral Agents may disclose the existence of the Note Documents and information about the Note Documents to market data collectors, similar service providers to the lending industry, and service providers to the Holders, the Noteholder Agent and the Collateral Agents.

13.21                 Ratable Sharing.  The Holders hereby agree among themselves that if any of them shall, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Holder) that is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify the Collateral Agent and each other Holder of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Company or its Subsidiaries or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Holder as consideration for the assignment or transfer (other than an assignment or transfer pursuant to this Section 13.21) of its Note pursuant to Section 13.2.  The Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Holder as to such assignment as fully as if that Holder had complied with the provisions of Section 13.2 with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Holder and each selling Holder agree to comply with the provisions of Section 13.2 at the request of a selling Holder or a purchasing Holder.

13.22                 Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Note Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Note Document.  Nothing contained herein or in any other Note Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Note Documents.  Each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.  Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Note Documents, and it shall not be necessary for any other Purchase to be joined as an additional party in any proceeding for such purpose.

13.23                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

13.24                 No Advisory or Fiduciary Relationships.  In connection with all aspects of each transaction contemplated hereby, each Note Party acknowledges and agrees that (i) it is an arm’s-length commercial transaction between the Note Parties, on the one hand, and the Purchasers, the Noteholder Agent, and each Collateral Agent, on the other hand, as the case may be, and each of the Note Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the Transaction and the process leading to such transaction, each Note Party is and has been acting solely as a principal and except as otherwise expressly agreed, is not acting as an advisor, agent or fiduciary, for the Note Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; and (iii) the Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Note Document) and each of the Note Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each Note Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any Purchaser, the Noteholder Agent or any Collateral Agent or any of their Affiliates based upon or relating to any allegation that such party owes such Note Party or its Affiliates or representatives (or their respective Affiliates) any fiduciary duty with respect to any of the Transactions, and agrees, to the fullest extent permitted by law, that no Purchaser, the Noteholder Agent or any Collateral Agent or any of their Affiliates will have any liability (whether direct or indirect) in respect of any claim for breach of fiduciary duty to any such person or any other Person with respect to any of the Transactions, including any stockholders, employees or creditors asserting a claim derivatively, in any such Person’s name or otherwise on its behalf.

13.25                 Intercreditor Agreement.  In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreements and the Note Purchase Agreement, the provisions of the applicable Intercreditor Agreement shall control.

13.26                 Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

ARTICLE XIV
NOTEHOLDER AGENT AND COLLATERAL AGENTS

14.1                        Appointment.

(a)                                 Each Holder hereby irrevocably designates and appoints the Noteholder Agent as the agent of such Holder under this Agreement and the other Note Documents to which the Noteholder Agent is a party and each Holder irrevocably authorizes the Noteholder Agent, in such capacity, to enter into and to take such action on its behalf under the provisions of this Agreement, the Wells Fargo Intercreditor Agreement (Pari Passu) and the Pari Passu First Lien (BP) Intercreditor Agreement, and each other Note Document to which it is a party, on behalf of such Holder, binding such Holder to the terms and conditions thereof.

(b)                                 Each Holder hereby irrevocably designates and appoints each Collateral Agent as the agent of such Holder under this Agreement, the Intercreditor Agreements and the other Note Documents to which such Collateral Agent, and each such Holder irrevocably authorizes each Collateral Agent, in such capacity, to enter into and to take such action on its behalf under the provisions of this Agreement, the Security Agreements, the Intercreditor Agreements, and the other Note Documents to which such Collateral Agent is a party, and to exercise such powers and perform such duties as are expressly delegated to such Collateral Agent by the terms of this Agreement and the other Note Documents, together with such other powers as are reasonably incidental thereto.

(c)                                  Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Note Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against any of the Agents.

14.2                        Delegation of Duties.  Each of the Agents may execute any of its duties under this Agreement and the other Note Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

14.3                        Exculpatory Provisions.  None of the Agents nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Notes Document believed to be in its powers (except to the extent that any of the foregoing are found by a final decision of a court of competent jurisdiction that is not subject to appeal to have resulted from its or such Person’s own gross negligence or willful misconduct), (ii) responsible in any manner to any of the Holders for any recitals, statements, representations or warranties made by any Note Party or any officer thereof contained in this Agreement or any other Notes Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Notes Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Notes Document or for any failure of any Note Party to perform its obligations hereunder or thereunder, (iii) liable to any Person for any action taken pursuant to direction from Required Holders, (iv) liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if such Agent has been advised of the likelihood of such loss or damage, and (v) responsible in any manner for the validity, effectiveness, perfection, priority or enforceability of any security interest granted in the Collateral.  The Agents shall not be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of any Note Party, or file or record any financing statements, continuation statements, or any other documents to perfect or maintain the perfection of any Agent’s Lien. No Agent shall be responsible for the negligence or misconduct of any other Agent.

14.4                        Reliance by Agents.  Each of the Agents shall be entitled to conclusively rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Note Party), independent accountants and other experts selected by such Agent.  Each of the Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents.  Each of the Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless such Agent shall first receive such advice or concurrence of the Required Holders (or, if so specified by this Agreement or such Note Document, all Holders) in the case of the Noteholder Agent, or of the Required Holders, if applicable, in the case of any Collateral Agent, as it deems appropriate or it shall first be indemnified to its satisfaction by the Holder, if applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Notes Documents in accordance with a request of the Required Holders (or, if so specified by this Agreement, all Holders) in the case of the Noteholder Agent, or of the Required Holders (or all Holders), if applicable, in the case of the Collateral Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Holders, if applicable, and all future Holders.

14.5                        Notice of Default.  None of the Agents shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Holder referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Holders (or, if so specified by this Agreement, all Holders).

14.6        Non-Reliance on the Agents and Other Lenders.  Each Holder expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Note Party or any of their Affiliates, shall be deemed to constitute any representation or warranty by the Agents to any Holder.  Each Holder represents to the Agents that it has, independently and without reliance upon any other Holder, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Note Parties and their Affiliates and made its own decision to purchase the Notes hereunder and enter into this Agreement.  Each Holder also represents that it will, independently and without reliance upon the Agents or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Notes Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Note Parties and their Affiliates.  The Agents shall not have any duty or responsibility to provide any Holder with any notice, credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Note Party or any of their Affiliates that may come into the possession of the Agents or any of their officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

14.7        Indemnification.  The Holders agree to indemnify each of the Noteholder Agent, each Collateral Agent and their officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective pro rata share in effect on the date on which indemnification is sought under this Section (with such pro rata share calculated as such Holder’s pro rata share of the aggregate outstanding Notes), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, including Environmental Claims, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Notes) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, this Agreement, the Notes or any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Holder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final decision of a court of competent jurisdiction not subject to appeal to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder, and the resignation or removal of any Agent hereunder.

14.8        Agents in Their Individual Capacity.  Each of the Agents and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Note Party as though such Agent were not an Agent.

14.9        Successor Agents.  Any Agent (i) may resign as Agent upon thirty (30) Business Days’ notice to the Holders and Company or (ii) may be removed at the direction of the Required Holders.  If any Agent shall resign or be removed under this Agreement and the other Note Documents, then the Required Holders shall appoint a successor agent, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the applicable Agent, and the terms “Noteholder Agent”, “Collateral Agent” or “Agents”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any Holders.  If no successor Agent shall have been appointed by the Required Holders and shall have accepted such appointment within 25 days after the retiring Agent’s giving of notice of resignation or if an Event of Default shall have then occurred and be continuing, then the retiring Agent may apply to a court of competent jurisdiction to appoint a successor Agent reasonably acceptable to the Required Holders.  After any retiring Agent’s resignation as Agent, the provisions of this Article 14 and of Sections 10.2 and 10.4 shall continue to inure to its benefit.

14.10      Agents under Security Documents.  Each Holder hereby authorizes the Noteholder Agent and each Collateral Agent, as applicable, on behalf of and for the benefit of the Holders, to be the agent for and representative of the Holders with respect to the Collateral Documents. Notwithstanding anything herein to the contrary, the Noteholder Agent shall only act pursuant to direction from Required Holders or all Holders, as the context indicates, in exercising any of the rights, remedies and powers of the Noteholder Agent under the applicable Collateral Documents.

14.11      Agent’s Duties.  Whenever reference is made in this Agreement or any Notes Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by any Agent or to any amendment, waiver or other modification of this Agreement to be executed (or not to be executed) by the any Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion or rights or remedies to be made (or not to be made) by the any Agent, it is understood that in all cases such Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed in accordance with this Agreement and the Notes Documents.  Notwithstanding anything in this Agreement or any Notes Document to the contrary, no Agent will in any event be required to take any action which exposes such Agent to personal liability, which is contrary to this Agreement, the Notes Documents or law or with respect to which such Agent does not receive instructions or full indemnification satisfactory to it.  In determining whether the requisite Holders have directed any action or granted any approval requiring the direction or consent of the Holders, the Agents may request and rely on written statements from each of the Holders setting forth the outstanding principal amount of its Notes.  No Agent shall be required to take any such action or give any such approval prior to receiving such written statements. This provision is intended solely for the benefit of each Agent and its permitted successors and assigns and is not intended to, and will not, entitle the other parties hereto to any defense, claim or counterclaims under or in relation to any Notes Documents, or confer any rights or benefits on any party hereto.

14.12      Financial Liability.  No provision of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require any Agent to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers if it shall have reasonable grounds for believing repayment of such funds or adequate indemnity against such risk or liability (including an advance of moneys necessary to take the action requested) is not reasonably assured to it except for such liability, if any, arising out of the gross negligence or willful misconduct in the performance of its duties hereunder as determined by a final judgment of a court of competent jurisdiction that is not subject to appeal.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:	CUBIC ENERGY, INC.

	By:	/s/ Calvin A. Wallen, III
		Name:	Calvin A. Wallen, III
		Title:	President

Signature Page to Note Purchase Agreement

GUARANTORS:	CUBIC ASSET, LLC

	By:	/s/ Calvin A. Wallen, III
		Name:	Calvin A. Wallen, III
		Title:	President

Signature Page to Note Purchase Agreement

CUBIC ASSET HOLDING, LLC

By:	/s/ Calvin A. Wallen, III
	Name:	Calvin A. Wallen, III
	Title:	President

Signature Page to Note Purchase Agreement

CUBIC LOUISIANA, LLC

By:	/s/ Calvin A. Wallen, III
	Name:	Calvin A. Wallen, III
	Title:	President

Signature Page to Note Purchase Agreement

CUBIC LOUISIANA HOLDING, LLC

By:	/s/ Calvin A. Wallen, III
	Name:	Calvin A. Wallen, III
	Title:	President

Signature Page to Note Purchase Agreement

NOTEHOLDER AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION
as Noteholder Agent

	By:	/s/Timothy P. Mowdy
	Name:	Timothy P. Mowdy
	Title:	Administrative Vice President
	Address:	50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Cubic Energy Administrator
Facsimile: (612) 217-5651

Signature Page to Note Purchase Agreement

COLLATERAL AGENTS:	WILMINGTON TRUST, NATIONAL ASSOCIATION
as Company Collateral Agent

	By:	/s/Timothy P. Mowdy
	Name:	Timothy P. Mowdy
	Title:	Administrative Vice President

	Address:	50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Cubic Energy Administrator
Facsimile: (612) 217-5651

Signature Page to Note Purchase Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION
as New Asset Collateral Agent

By:	/s/Timothy P. Mowdy
Name:	Timothy P. Mowdy
Title:	Administrative Vice President
Address:	50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Cubic Energy Administrator
Facsimile: (612) 217-5651

Signature Page to Note Purchase Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Old Asset Collateral Agent

By:	/s/Timothy P. Mowdy
Name:	Timothy P. Mowdy
Title:	Administrative Vice President
Address:	50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Cubic Energy Administrator
Facsimile: (612) 217-5651

Signature Page to Note Purchase Agreement

PURCHASERS:

AIO III CE, L.P.

By:	Anchorage Capital Group, L.L.C., its
Investment Manager

By:	/s/ Michael Aglialoro
Name:	Michael Aglialoro
Title:	Executive Vice President

Address:	610 Broadway, 6th Floor
New York, NY 10012
Attention: Jessica Fainman

Initial Bank Account:

Signature Page to Note Purchase Agreement

CORBIN OPPORTUNITY FUND, L.P.

By:	Corbin Capital Partners Management, LLC,
Its General Partner

By:	/s/ Daniel Friedman
	Name:	Daniel Friedman
	Title:	General Counsel

Address:		590 Madison Avenue, 31st Floor
New York, NY 10022

Initial Bank Account:

Signature Page to Note Purchase Agreement

O-CAP PARTNERS, L.P.

By:	O-CAP Advisors, LLC, Its
General Partner

By:	/s/ Jared Sturdivant
	Name:	Jared Sturdivant
	Title:	Manager

Address:	590 Madison Avenue, 31st Floor
New York, NY 10022

Initial Bank Account:

Signature Page to Note Purchase Agreement

O-CAP OFFSHORE MASTER FUND, L.P.

By:	O-CAP Advisors, LLC, Its
General Partner

By:	/s/ Jared Sturdivant
	Name:	Jared Sturdivant
	Title:	Manager

Address:		590 Madison Avenue, 31st Floor
New York, NY 10022

Initial Bank Account:

Signature Page to Note Purchase Agreement

ANNEX I
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Account Control Agreement” means a deposit account control agreement or securities account control agreement, as applicable, in form and substance satisfactory to the applicable Collateral Agent and the Required Holders; it being understood that any such control agreement that exposes such Collateral Agent to risk or liability in its individual capacity, including but not limited to, by an indemnity in favor of any depositary institution, shall not be satisfactory to such Collateral Agent.

“Acquired Assets” means the assets and properties (including Oil and Gas Properties) set forth on Schedule I-1 and all other assets and property of the Note Parties (other than any Legacy Assets).

“Acquired Asset Account” means a deposit account of a Non-Wells Loan Party subject to an Account Control Agreement in which only Non-Wells Loan Parties are beneficiaries or account holders.

“Acquisition Agreements” means the Gastar Acquisition Agreement, the Tauren Acquisition Agreement and the Navasota Acquisition Agreement.

“Acquisitions” means the Gastar Acquisition, the Tauren Acquisition and the Navasota Acquisition.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided that Anchorage Capital Group, L.L.C., AIO III CE, L.P., O-CAP Capital Management, L.P., Corbin Opportunity Fund, L.P., O-CAP Partners, L.P., O-CAP Offshore Master Fund, L.P. and any of their respective employees, partners, officers, directors, funds or affiliates shall not be deemed Affiliates of the Company or any of its Subsidiaries for all purposes hereunder.  For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Transaction” has the meaning assigned to such term in Section 8.9.

“Agent Indemnitee” has the meaning assigned to such term in Section 14.7.

“Agents” means the Collateral Agent and the Noteholder Agent.

“Aggregate Amounts Due” has the meaning assigned to such term in Section 13.21.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Law” means, collectively, all statutes, laws, rules, regulations, ordinances, decisions, writs, judgments, decrees, and injunctions of any Governmental Authority affecting the Company or any of its Subsidiaries or any Collateral or any of their other assets, whether now or hereafter enacted and in force, and all Governmental Authorizations relating thereto.

“Approved Development Plan” means the Initial Development Plan and any subsequent Development Plan approved by the Required Holders; provided any Approved Development Plan may not be changed, modified or amended in any respect without the prior written consent of the Required Holders.

“Asset Sale” means, as to any Person, the sale, lease, sublease, sale and leaseback, assignment, conveyance, transfer, license, sublicense or other disposition (for purposes of this definition, any of the foregoing, a “disposition”) by such Person or any of its Subsidiaries to any other Person of any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, the Capital Stock (including by issuance) of any of such Person’s Subsidiaries; provided that the disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of Section 8.7 and not by the provisions of Section 8.6.  The term “Asset Sale” shall exclude:

(a)                                 disposition of cash or Cash Equivalents in the ordinary course of business;

(b)                                 disposition of property or assets by a (i) Non-Wells Loan Party to another Non-Wells Loan Party or (ii) Wells Loan Party to another Wells Loan Party;

(c)                                  disposition of production or inventory for cash in the ordinary course of business consistent with past practice for fair market value and cash;

(d)                                 dispositions of property in the ordinary course of business consistent with past practice which property the Company has reasonably determined is no longer necessary or useful in its business and such disposition is for cash and for fair market value; provided that the aggregate amount of property that may be excluded from the definition of “Asset Sale” by this clause (d) shall not in the aggregate exceed $50,000 for all such transactions; provided further that dispositions involving any Oil and Gas Properties may not be excluded from the definition of “Asset Sale” pursuant to this clause (d); and

(e)                                  any sale or disposition set forth on Schedule I-2;

provided that volumetric production payments, net royalty interests and overriding royalty interests shall not in any event be excluded from the definition of Asset Sale except to the extent set forth on Schedule I-2.

“Average New Drill Capital Expenditures” means the amount equal to (i) the sum of the amount of Capital Expenditures in respect of each Eaglebine New Drill completed after the date hereof divided by (ii) the number of Eaglebine New Drills completed after the date hereof.

“Average New Drill Initial Production Rate” means the amount equal to (i) the sum of the Initial Production Rates for each Eaglebine New Drill completed after the date hereof divided by (ii) the number of Eaglebine New Drills completed after the date hereof.

“Average Reentry Capital Expenditures” means the amount equal to (i) the sum of the amount of Capital Expenditures in respect of each Eaglebine Reentry completed after the date hereof divided by (ii) the number of Eaglebine Reentries completed after the date hereof.

“Average Reentry Initial Production Rate” mean the amount equal to (i) the sum of the Initial Production Rates for each Eaglebine Reentry completed after the date hereof divided by (ii) the number of Eaglebine Reentries completed after the date hereof.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing and, in the case of preceding clauses (a) through (d) (other than for purposes of the definition of Change of Control), any duly authorized committee or functional equivalent of any of the foregoing.

“BP Call Options” has the meaning assigned to such term in Section 3.10.

“BP Intercreditor Agreement” means the Intercreditor Agreement, dated October 2, 2013, among the New Asset Collateral Agent, BP Energy Company, as Second Priority Secured Party and Second Priority Representative (each as defined therein), Wilmington Trust, National Association, as collateral agent under the Second Lien Security Agreement (as defined therein), and Cubic Asset Holding, LLC, Cubic Asset, LLC and each direct or indirect subsidiary of Cubic Asset Holding, LLC.

“BPEC” has the meaning assigned to the term in Section 3.10.

“Business Day” means any day other than a Saturday, Sunday or day on which banks and trust companies in New York, New York are not required to be open.

“Capital Expenditure” shall mean, without duplication, with respect to such Person for any period, (a) the aggregate amount of expenditures and commitments to expend money made during such period for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a balance sheet of such Person prepared in accordance with GAAP plus (b) the aggregate amount of obligations in respect of Capital Leases incurred by such Person during such period plus (c) the aggregate amount of expenditures and commitments to expend money made during such period in connection with any Eaglebine New Drill, any Eaglebine Reentry and any activities related thereto.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, preemptive rights, conversion rights, stock appreciation rights, employee stock plans, options to purchase or other similar arrangements or rights to acquire any of the foregoing.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.  For the avoidance of doubt, Cash Equivalents shall not include any auction rate or similar securities where the obligor is not absolutely required to redeem or repay the Indebtedness in question within such one year (or shorter) period.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (iii) any determination of a court or other Governmental Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives thereunder or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)                                 the approval by the holders of the Capital Stock of the Company of any plan or proposal for liquidation or dissolution;

(b)                                 any “person” or “group” (each as defined in Rules 13d-3 and 13d-5 of the Exchange Act of 1934) (other than any Permitted Holder or group consisting of only Permitted Holders) shall become the beneficial owner (as so defined), directly or indirectly, of shares representing more than 35% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company;

(c)                                  the Continuing Directors shall cease to constitute a majority of the Board of Directors of the Company;

(d)                                 except as expressly permitted by Section 8.7, the Company fails to own, directly or indirectly, all of the outstanding capital stock of any of the Guarantors listed on Schedule I and any of the direct or indirect Subsidiaries; or

(e)                                  any direct or indirect sale, lease or other disposition, in one or more series of related transactions, of all or substantially all the assets of either (i) the Company and its Subsidiaries (taken as a whole) or (ii) the Non-Wells Loan Parties (taken as a whole).

“Class A Warrants” means the Class A Warrants issued from time to time by the Company pursuant to the Warrant and Preferred Stock Agreement.

“Class B Warrants” means the Class B Warrants issued from time to time by the Company pursuant to the Warrant and Preferred Stock Agreement.

“Closing” has the meaning assigned to such term in Section 2.3.

“Closing Date” has the meaning assigned to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended to the date hereof from time to time hereafter, and any successor statute.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.

“Collateral Agent” means with respect to Collateral owned or held by (i) Cubic Asset Holding, LLC or any of its direct or indirect Subsidiaries, the New Asset Collateral Agent, (ii) Cubic Louisiana Holding, LLC or any of its direct or indirect Subsidiaries, the Old Asset Collateral Agent and (iii) the Company and any of its direct or indirect Subsidiaries (other than Cubic Asset Holding, LLC, Cubic Louisiana Holding, LLC or any of their direct or indirect Subsidiaries), the Company Collateral Agent.

“Collateral Coverage Ratio” shall equal the ratio of (i) the lower of (x) “PV-10 value” (as determined in accordance with the guidelines of the SEC in effect on the date hereof, after giving effect to any Permitted Hedging Agreements entered into by the Company) of the Non-Wells Loan Parties’ Proved Developed Producing Reserves as determined by Netherland Sewell and (y) the value of the Non-Wells Loan Parties’ Proved Developed Producing Reserves calculated based on $80.00 per barrel of oil and $4.00 per Mcf of gas to (ii) all outstanding Indebtedness of the Non-Wells Loan Parties.

“Collateral Documents” means the Security Agreements, the Intellectual Property Security Agreement, any Mortgage, any Landlord Personal Property Collateral Access Agreement, the BP Intercreditor Agreement, the Pari Passu First Lien (BP) Intercreditor Agreement, the Wells Fargo Intercreditor Agreement (1st Lien/Required Lien), the Wells Fargo Intercreditor Agreement (Pari Passu) and all other instruments, agreements or documents delivered by or on behalf of any Note Party pursuant to this Agreement or any of the other Note Documents in order to grant to, or perfect in favor of, the Collateral Agent, on behalf of Holders, a First Priority Lien on any First Priority Collateral of such Note Party and Required Priority Lien on any Required Priority Collateral of such Note Party, in each case, as security for the Secured Obligations.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Company Collateral Agent” means Wilmington Trust, National Association, as collateral agent under the Company Security Agreement.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Note Parties.

“Company Security Agreement” means the Security Agreement, dated as of October 2, 2013, among the Company and each of its Subsidiaries (other than Cubic Louisiana Holding, LLC, Cubic Asset Holding, LLC and any of their direct or indirect subsidiaries) party thereto from time to time, and the Company Collateral Agent.

“Compliance Certificate” means an Officer’s Certificate delivered in accordance with Section 7.1(b).

“Continuing Directors” means the directors of the Company as of the date hereof, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the Company is recommended by at least a majority of the then Continuing Directors.

“Covered Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Default” means a condition or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default.

“Default Interest” has the meaning assigned to such term in Section 2.4(d).

“Development Plan” means a development plan delivered by the Company to the Holders pursuant to Section 7.1(d) in form, scope and substance similar to the Initial Development Plan for the applicable year.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable or exercisable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, other than as a result of a change of control or asset sale event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes and all other Obligations that are accrued and payable; provided that, if such Capital Stock is issued to any plan for the benefit of employees of the Company or any Guarantor or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Eaglebine New Drill” means a well that is drilled after the Closing Date that targets the Cretaceous zone known in the industry as the “Eaglebine”, which shall be defined as the section between 6300 and 7800 feet true vertical depth.  For avoidance of doubt, the well will not target either the Austin Chalk or the Buda formations, which also may occur within the specified true vertical depth range.

“Eaglebine Reentry” means a well that is drilled after the Closing Date using a vertical wellbore that exists pre-closing that targets the Cretaceous zone known in the industry as the “Eaglebine”, which shall be defined as the section between 6300 and 7800 feet true vertical depth.  For avoidance of doubt, the well will not target either the Austin Chalk or the Buda formations, which also may occur within the specified true vertical depth range.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Claim” means any investigation, written notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law; (ii) in connection with any Release or threatened Release of or exposure to Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations,

judgments, Governmental Authorizations, or any other requirements of Governmental Authorities (i) imposing liability or establishing standards for conduct for the preservation and protection of the environment; (ii) relating to any Hazardous Materials; or (iii) occupational safety and health, industrial hygiene or land use matters, as they relate to protection or preservation of the environment or toxic materials, substances or wastes, in any manner applicable to the Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“ERISA Affiliate,” as applied to any Person, means any trade or business (whether or not incorporated) under common control with that Person or treated as a single employer with that Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); (c) the incurrence by the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates, of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates, from any Pension Plan or Multiemployer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (d) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 436(f) of the Code; (e) the receipt by the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates, of any notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA) or terminated (within the meaning of Section 4041A of ERISA); (f) the failure of a Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law; (g)  a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status (as defined in Section 432 of the Code or Section 305 of ERISA); (h) a failure by the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates to timely make required contributions to a Pension Plan or Multiemployer Plan; (i) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates; (k) the failure to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to a Pension Plan or the failure by the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates, to make any required contribution to a Multiemployer Plan pursuant to Section 431 or 432 of the Code; (l) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (m) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company or any of its Subsidiaries may be directly or indirectly liable; (n) a Pension Plan becomes in an at-risk status pursuant to Section 303 of ERISA or Section 430 of the Code; (o) the failure of any insured medical Plan to satisfy the non-discrimination requirements of Section 105 of the Code; or (p) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability to the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates.

“Event of Default” has the meaning assigned to such term in Section 11.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, and any successor statute.

“Excluded Taxes” means, with respect to any Holder or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder (i) Taxes that are imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (a) imposed by the United States or by any Governmental Authority under the laws of which such recipient is organized or has its principal office or maintains its applicable lending office or (b) that are imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than any such connection arising solely from such recipient having executed, delivered, become a party to, perfected a security interest in, or performed its obligations or received a payment under, or enforced, any of the Note Documents), (ii) any United States federal withholding Tax that (x) is imposed pursuant to a law in effect on the date on which at the time such recipient becomes a party hereto (or designates a new office), or (y) is attributable to such recipient’s failure or inability (other than as a result of a Change in Law after such recipient becomes a party hereto) to comply with its obligations under Sections 10.5(e) and (f), except, in the case of clause (x), to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 10.5, and (iii) any U.S. Federal withholding tax that is imposed under FATCA.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased, subleased, operated or used by any Note Party.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor versions thereof that are substantively and administratively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections.

“Financial Statements” means the financial statements required by Section 7.1(a).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over any other

Lien on such Collateral (other than Permitted Liens pursuant to clauses (ii) through (vii) and (ix) of the definition thereof that by operation of law have priority over such Lien).

“First Priority Collateral” means all assets (real, personal, intangible or otherwise) of the Note Parties other than the Legacy Assets; provided that upon the Wells Termination Time such assets shall become First Priority Collateral.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“GAAP” means the generally accepted accounting principles in the United States as in effect as of the Closing Date and from time to time.

“Gastar Acquisition” means the acquisition of proven reserves, oil and natural gas production and undeveloped leasehold interests in Leon and Robertson Counties, Texas pursuant to the Gastar Acquisition Agreement.

“Gastar Acquisition Agreement” means the Purchase and Sale Agreement, dated April 19, 2013, by and among Gastar Exploration Texas, LP, Gastar Exploration USA, Inc. and the Company (as in effect on the date hereof).

“Governmental Authority” means (a) the government of the United States of America or any state or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Company or any of its Subsidiaries conducts business, or which properly asserts jurisdiction over any Facilities, (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative functions of any such government or (d) any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranty” means any Guaranty substantially in the form attached hereto as Exhibit F.

“Guarantors” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Hazardous Materials” means any chemical, material or substance, the generation, use, storage, transportation or disposal of which, or the exposure to which, is prohibited, limited or regulated pursuant to an Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” shall mean (a) any swap, cap, collar, forward purchase, derivative, option or similar agreements or arrangements designed or entered into in order to protect against fluctuations in interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies and (b) any transactions of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Masters Agreement, or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, together with any related schedules or confirmations.

“Holder” or “Holders” means the Purchasers (as initial holders of the Notes) and their respective successors or assignees in whose name a Note is registered.

“Holder Joinder” means a joinder substantially in the form attached hereto as Exhibit G.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, as applied to any Person, (i) all obligations for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person

(even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (vi) all obligations, contingent or otherwise, as an account party under any letter of credit or banker’s acceptance to the extent not reflected as trade liabilities on the balance sheet of such Person in accordance with GAAP, (vii) all contingent obligations in respect of obligations of the kind referred to in clauses (i) through (vi) above, and (viii) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (ix) all guaranty obligations of such Person, (x) all debt equivalents of such Person, (xi) all obligations under or in respect of any Hedging Agreement and (xii) the indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person shall not be liable therefor.

“Independent Public Accountant” means an accounting firm of recognized national standing selected by the Company and approved by the Required Holders.

“Indemnified Parties” has the meaning assigned to such term in Section 10.2.

“Indemnifying Parties” has the meaning assigned to such term in Section 10.2.

“Initial Development Plan” means the Company’s plan for the development of the oil and natural gas assets acquired by the Company in the Gastar Acquisition, the Navasota Acquisition and the Tauren Acquisition, including any planned Capital Expenditures in connection therewith, delivered to the Purchasers on September 26, 2013.

“Initial Production Rate” means the highest thirty consecutive day average daily production rate of barrels of oil equivalent per day for the forty-five day period after flowback has started.

“Insolvency Default” has the meaning assigned to such term in Section 11.2.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“Intellectual Property Security Agreement” has the meaning assigned to it in the Security Agreement.

“Intercreditor Agreements” mean (i) the Wells Fargo Intercreditor Agreement (1st Lien/Required Lien), (ii) the Wells Fargo Intercreditor Agreement (Pari Passu), (iii) the BP Intercreditor Agreement, (iv) the Pari Passu First Lien (BP) Intercreditor Agreement and (v) any other intercreditor agreement entered into from time to time with the consent of the Required Holders and in form and substance satisfactory to the Required Holders.

“Interest Payment Date” has the meaning assigned to such term in Section 2.4(a).

“Interest Rate” has the meaning assigned to such term in Section 2.4(a).

“Investment” means (i) the acquisition of assets (other than machinery, equipment and inventory in the ordinary course of business consistent with past practice), leasehold interests, mineral rights, wells, Capital Stock or Indebtedness of any Person, (ii) any deposit with, or advance, loan or extension of credit for the benefit of such Person or (iii) any other capital contribution or investment in such Person, including by way of guarantees, letter of credit support or release, forgiveness or cancellation of any Indebtedness.

“Investment Agreement” means the Investment Agreement of even date herewith among the Company and the Purchasers.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Landlord Consent” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a mortgage on such Leasehold Property by the Note Party tenant, such Landlord Consent to be in form and substance acceptable to each Purchaser in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a title policy with respect to such mortgage.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement in form and substance satisfactory to the Required Holders.

“Leasehold Property” means any leasehold interest of any Note Party as lessee under any lease or sublease of real property, but does not include Oil and Gas Properties.

“Legacy Assets” means (i) as of the Closing Date, the assets and properties (including Oil and Gas Properties) set forth on Schedule I-3 and (ii) after the Closing Date, all assets and properties of Cubic Louisiana Holding, LLC and any of its Subsidiaries.

“Legacy Asset Account” means a deposit account of Cubic Louisiana, LLC, which only Wells Loan Parties are beneficiaries or account holders.

“Lien” means any lien, mortgage, deed of trust, pledge, assignment, security interest, hypothecation, fixed or floating charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any financing lease in the nature thereof but not including Operating Leases and any agreement to give any security interest) and any trust or deposit or other preferential arrangement having the practical effect of any of the foregoing.

“Liquidity” means (without duplication) Unrestricted Cash of the Non-Wells Loan Parties (on a consolidated basis).

“Losses” has the meaning assigned to such term in Section 10.2.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Company and its Subsidiaries to perform, or of the Collateral Agent and Holders to enforce, the obligations under the Note Documents, (b) the business, operations, properties, assets, condition (financial or otherwise) or prospects of either the Company and its Subsidiaries (taken as a whole) or the Non-Wells Loan Parties (taken as a whole) or (c) the validity or enforceability of this Agreement or any of the other Note Documents or the rights or remedies of any of the Holders or the Collateral Agent hereunder or thereunder.

“Material Contracts” means any or all of the following, as the context may require: (i) any indenture, mortgage, deed of trust, agreement or other instrument; (ii) the agreements listed on Schedule 4.8 annexed hereto; and (iii) any other document, agreement or instrument that is material to the operation or business of the Company and its Subsidiaries, taken as a whole; provided that no Related Agreement is a “Material Contract” for purposes of this Agreement.

“Maturity Date” means October 2, 2016.

“Maximum Rate” has the meaning assigned to such term in Section 13.5.

“MD&A” has the meaning assigned to such term in Section 7.1(a)(1).

“MNPI” means (i) material non-public information (within the meaning of United States federal, state or other applicable securities law) relating to the Note Parties or any of their securities or (ii) information that is of a type that would be required to be publicly disclosed in connection with the issuance by any Note Party of debt or equity securities pursuant to a transaction registered with the SEC.

“Monthly Update Report” means a report in detail acceptable to the Required Holders with respect to the Oil and Gas Properties of each Note Party during such month:

(i)            setting forth as to each well being drilled, completed, reworked or other similar procedures, the actual versus estimated cost breakdown (for all activities, including dry hole and completion activities) for such well;

(ii)           describing by well and field the net quantities of oil, gas, natural gas liquids, and water produced (and the quantities of water injected);

(iii)          describing by well and field the quantities of oil, gas and natural gas liquids sold during such month out of production from any Note Party’s Oil and Gas Properties and calculating the average sales prices of such oil, natural gas, and natural gas liquids;

(iv)          describing of all leases acquired during the preceding Fiscal Quarter indicating the date each lease was acquired;

(v)           specifying any leasehold operating expenses, overhead charges, gathering costs, transportation costs, and other costs with respect to any Note Party’s Oil and Gas Properties of the kind chargeable as direct charges or overhead; and

(vi)          setting forth the amount of Taxes on each Note Party’s Oil and Gas Properties during such month and the amount of royalties paid with respect to such Oil and Gas Properties during such month.

“Mortgage” means each agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien in favor of the Collateral Agent on any Oil and Gas Property or other Real Property Asset, in form reasonably satisfactory to the applicable Collateral Agent (acting at the direction of the applicable required secured parties), in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law.

“Mortgage Related Documents” has the meaning assigned to such term in Section 3.14(c).

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any of its respective Subsidiaries, or any of their respective ERISA Affiliates, may have any liability.

“Navasota Acquisition” means the acquisition of the Assets (as defined in the Navasota Acquisition Agreement) pursuant to the Navasota Acquisition Agreement.

“Navasota Acquisition Agreement” means the Purchase and Sale Agreement, dated September 27, 2013, by and among Navasota Resources Ltd., LLP and the Company (as in effect on the date hereof).

“New Asset Collateral Agent” means Wilmington Trust, National Association, as collateral agent under the New Asset Security Agreement.

“New Asset Security Agreement” means the Security Agreement, dated October 2, 2013, among Cubic Asset, LLC, Cubic Asset Holding, LLC and Wilmington Trust, National Association, as collateral agent.

“Non-Wells Loan Party” means any Note Party other than Cubic Louisiana Holding, LLC and Cubic Louisiana, LLC.

“Note” and “Notes” has the meaning assigned to such term in Section 2.1.

“Note Documents” means this Agreement, the Notes, any Guaranty, the Collateral Documents and all certificates, instruments, agreements and other documents made or delivered in connection herewith and therewith.

“Note Parties” means, collectively, the Company and the Guarantors. “Note Party” means any of them.

“Noteholder Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor office or agency.

“Officer’s Certificate” means a certificate executed by a Responsible Officer in his or her official (and not individual) capacity.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any Governmental Authority) which affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or properties (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Old Asset Collateral Agent” means Wilmington Trust, National Association, as collateral agent under the Old Asset Security Agreement.

“Old Asset Security Agreement” means the Security Agreement, dated October 2, 2013, among Cubic Louisiana Holding, LLC, Cubic Louisiana, LLC and each of the other subsidiaries of Cubic Louisiana Holding, LLC party thereto from time to time, and the Old Asset Collateral Agent.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease.

“Opt-In” has the meaning assigned to such term in Section 10.4(b).

“Opt-Out” has the meaning assigned to such term in Section 10.4(b).

“Organizational Documents” means, with respect to any Person, the (i) certificate of incorporation, certificate of formation or other similar or equivalent organizational charter or constitutional agreement or arrangement and (ii) bylaws, partnership agreement, limited liability company agreement, operating agreement, management agreement or other similar or equivalent organizational, charter or constitutional agreement or arrangement.

“Other Taxes” means any present or future stamp, documentary, excise, privilege, property, intangible taxes, charges or similar levies arising from any payment made under any and all Note Documents or from the execution or delivery by the Company or any of the Guarantors or from the filing or recording or maintenance of, or otherwise with respect to the exercise or enforcement by the Holders of their respective rights under any and all Note Documents.

“Pari Passu First Lien (BP) Intercreditor Agreement” means the Pari Passu Intercreditor and Collateral Agency Agreement, dated as of October 2, 2013, among Wilmington Trust, as collateral agent under the First Lien Security Agreement (as defined therein), Wilmington Trust as Noteholder Agent under this Agreement, BPEC, as a Permitted Hedging Counterparty, other Permitted Hedging Counterparties party thereto from time to time, Holdings, AssetCo and the other New Note Parties (as defined therein) party thereto from time to time.

“Participant” has the meaning assigned to such term in Section 13.2.

“PATRIOT Act” has the meaning assigned to such term in Section 3.20.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, subject to Title IV of ERISA that the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates, sponsors or maintains, or at any time during the immediately preceding six years has sponsored or maintained or contributed to, or to which the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes, is making or is obligated to make contributions, or has any potential or outstanding liability.

“Perfection Certificate” means the Perfection Certificate substantially in the form attached hereto as Exhibit H.

“Permitted Business” means any business in which the Company or any of its Subsidiaries was engaged on the date hereof.

“Permitted Hedging Agreement” has the meaning assigned to such term in Section 8.17; provided that the BP Call Options (and any obligations thereunder) shall not be deemed a Permitted Hedging Agreement for purposes of the Security Agreements and the Intercreditor Agreements.

“Permitted Hedging Counterparty” has the meaning assigned to such term in the definition of “Permitted Liens”.

“Permitted Holder” means each of the (i) Purchasers and their respective affiliates and (ii) Calvin A. Wallen, III, William L. Bruggeman, Jr. and their sons, daughters, spouses and grandchildren and any trust or bona fide estate planning vehicle of which the only beneficiaries or equity holders consist of the foregoing.

“Permitted Indebtedness” means:

(i)            Indebtedness arising or existing under this Agreement, the Notes, the Guaranty and the other Note Documents;

(ii)           Indebtedness of (A) Non-Wells Loan Party to any other Non-Wells Loan Party and (B) Wells Loan Party to any other Wells Loan Party;

(iii)          the Indebtedness existing on the date hereof and described in Schedule 4.24 annexed hereto;

(iv)          unsecured accounts payable incurred in the ordinary course of business, provided that such accounts are paid timely or within 90 days of the due date or are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(iv)          Permitted Hedging Agreements; and

(v)           other Indebtedness not to exceed $50,000 outstanding in the aggregate at any time.

“Permitted Investments” means (i) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business consistent with past practice and industry terms, (ii) Investments by (A) Non-Wells Loan Parties in other Non-Wells Loan Parties and (B) Wells Loan Parties in other Wells Loan Parties, (iii) Investments in cash and Cash Equivalents and (iv) Investments consisting of Permitted Indebtedness.

“Permitted Liens” means:

(i)            Liens incurred under any Note Document in favor of the Holders;

(ii)           Liens securing claims or demands of operators under operating agreements, materialmen, mechanics, carriers, warehousemen, landlords and other like Persons imposed without action of such parties;

(iii)          Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with worker’s compensation, unemployment insurance, other business-related insurance, social security and other like laws;

(iv)          leases, subleases, licenses and sublicenses granted to others in the ordinary course of business consistent with past practice not interfering in any material respect with the conduct of the business of the Note Parties, and any interest or title of a lessor, sublessor, licensor or sublicensor or under any lease, sublease, license or sublicense;

(v)           Liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment does not constitute an Event of Default;

(vi)          easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Note Parties;

(vii)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(viii)        Liens which constitute the right of set off of a customary nature of banker’s lien with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with the arrangements entered into with banks in the ordinary course of business consistent with past practice;

(ix)          Liens for Taxes the payment of which, at the relevant time, is not required by Section 7.4 hereof or are being contested in good faith;

(x)           precautionary financing statement filings regarding Operating Leases;

(xi)          restrictions and encumbrances, to the extent constituting Liens, arising pursuant to any Related Agreement;

(xii) Liens granted in connection with Permitted Hedging Agreements pursuant to the written consent of the Required Holders who have consented to the granting of a Lien in respect thereof and the counterparty to any such Hedging Agreement (“Permitted Hedging Counterparty”) has entered into an Intercreditor Agreement; and

(xiii) Liens existing on the date hereof and set forth on Schedule I-4;

provided, that, other than as set forth on Schedule I-4, in no event shall any Liens incurred in connection with volumteric production payments, net royalty interests and overriding royalty interests qualify as a “Permitted Lien”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“PIK Interest” has the meaning assigned to such term in Section 2.4(b).

“PIK Interest Note” has the meaning assigned to such term in Section 2.4(b).

“PIK Interest Period” has the meaning assigned to such term in Section 2.4(b).

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan, and which the Company or any of its Subsidiaries or, maintains or to which the Company or any of its Subsidiaries makes, is making or is obligated to make contributions and includes any Pension Plan.

“Preferred Stock” means the Company’s Series C Voting Preferred Stock, par value $0.01 per share, issued pursuant to the Warrant and Preferred Stock Agreement.

“Prepayment Premium” means with respect to any prepayment, repayment or redemption (other than pursuant to Section 6.1 or 6.2), whether before or after an Event of Default, an amount equal to 10%, multiplied by the principal amount of the Notes to be prepaid, repaid or redeemed.

“Proved Developed Producing Reserves” means those reserves denominated as such and determined in accordance with the methods commonly accepted by the Society of Petroleum Engineers for evaluating oil and gas reserves.

“Proved Reserves” means those reserves denominated as such and determined in accordance with the methods commonly accepted by the Society of Petroleum Engineers for evaluating oil and gas reserves.

“Purchasers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Put Notice” has the meaning assigned to such term in Section 6.2.

“Put Payment Date” has the meaning assigned to such term in Section 6.2.

“Put Right” has the meaning assigned to such term in Section 6.2.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Record Holders” means Holders of record of the Notes as of 5:00 P.M. New York City time on December 15, March 15, June 15 and September 15 with respect to the immediately succeeding Interest Payment Date.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the applicable Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrances of the affected real property.

“Register” has the meaning assigned to such term in Section 10.3(a).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Registration Default” has the meaning assigned in the Registration Rights Agreement.

“Registration Default Interest” has the meaning assigned to such term in Section 2.4(c).

“Related Agreements” means, collectively, the Warrant and Preferred Stock Agreement, the Warrants, the Investment Agreement, the Voting Agreement and the Intercreditor Agreements.

“Related Transactions” means (i) the transactions contemplated by the Related Agreements, (ii) the repayment of the convertible promissory note issued by the Company to Wells Fargo Energy Capital, Inc. on March 5, 2007 in the sum of $5.0 million, plus any interest and (iii) the cancellation of 120,468 shares of Series A Convertible Preferred Stock and the issuance of 35,000 shares of Series B Convertible Preferred Stock.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reportable Event” means (a) any of the events set forth in Section 4043 of ERISA or the regulations thereunder, other than any such event for which the thirty day notice requirement under ERISA has been waived in regulations issued by the PBGC,  or (b) a cessation of operations described in Section 4062(e) of ERISA.

“Required Holders” means (i) Holders of at least 66.66% of the aggregate principal amount of the outstanding Notes or (ii) at any time the Holders consist of only (A) Anchorage Capital Group, L.L.C. and its Affiliates (including Anchorage Capital AIO III CE, L.P.), on the one hand and (B) Corbin Opportunity Fund, L.P., O-CAP Partners, L.P. and O-CAP Offshore Master Fund, L.P. and their Affiliates on the other hand, with respect to the determination of Required Holders for Sections 7.12(c), 8.6 (to the extent the proceeds from such Asset Sale exceeds $10.0 million), 8.17, 11.4(a) (but only to the extent the default or Event of Default waived is with respect to a default or Event of Default under Articles VIII or IX) and 13.3(a) (to the extent such waiver or amendment relates to Articles VIII or IX or any definition related thereto that has the effect of modifying the actions prohibited by Articles VIII and IX) and the definitions of “Approved Development Plan” and “Permitted Hedging Agreement, all of the Holders.

“Required Priority” means, prior to the Wells Termination Time, with respect to any Lien purported to be created in any Required Priority Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral, other than the liens granted pursuant to the Wells Fargo Credit Agreement; provided that such Lien is not granted in violation hereof or of the Intercreditor Agreement.

“Required Priority Collateral” means, prior to the Wells Termination Time, the Legacy Assets and the products produced from the Legacy Assets.

“Responsible Officer” means the chief executive officer, chief financial officer, president, any executive vice president or chief operating officer of the Company, but with respect to financial matters, means the chief financial officer, treasurer or controller of the Company.

“Restricted Payments” has the meaning assigned in Section 8.1.

“Restructuring Transactions” shall have the meaning assigned in Section 3.21.

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act.

“Scheduled Intellectual Property” has the meaning assigned in Section 4.13(a).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents (including exhibits and any other information incorporated therein) filed by the Company with the SEC through EDGAR and publicly available on EDGAR two Business Days prior to the date of determination hereunder.

“Secured Obligations” means the “Secured Obligations” as defined in the Security Agreements.

“Securities” means, collectively, the Notes, the Warrants and the Preferred Stock, as applicable.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreements” means (i) the Company Security Agreement, (ii) the Old Asset Security Agreement and (iii) the New Asset Security Agreement.

“Series A Notes” has the meaning assigned to such term in Section 2.1.

“Series A Purchaser” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Series B Convertible Preferred Stock” means the Company’s Series B Convertible Preferred Stock, par value $0.01 per share.

“Series B Notes” has the meaning assigned to such term in Section 2.1.

“Series B Purchaser” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Solvent” means, with respect to any Person at any point in time, that (i) the sum of the debt and liabilities (including subordinated and contingent liabilities) of such Person does not exceed the fair value of the present assets of such Person; (ii) the present fair saleable value of the assets of such Person is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of such Person as they become absolute and matured, (iii) the capital of such Person is not unreasonably small in relation to the business of such Person contemplated as of such date; and (iv) such Person has not incurred, and does not believe it will incur, debts or other liabilities including current obligations beyond its ability to pay such debts or other liabilities as they mature in the ordinary course of business.  For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tauren Acquisition” means the acquisition of proven reserves, oil and natural gas production and undeveloped leasehold interests in Caddo and DeSoto Parishes, Louisiana pursuant to the Tauren Acquisition Agreement.

“Tauren Acquisition Agreement” means the Purchase and Sale Agreement, dated September 20, 2013, by and between Tauren Exploration, Inc. and the Company (as in effect on the date hereof).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties and any similar liabilities with respect thereto.

“Test Date” means any date on which a financial covenant set forth in Article IX is tested.

“Transactions” means the consummation of the transactions contemplated by this Agreement and the other Note Documents including the Restructuring Transactions.

“UCC” means the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of New York.

“United States Treasury Note” means debt securities issued by the Bureau of Public Debt, an agency of the U.S. Department of the Treasury, having maturities ranging from two to ten years from their issuance.

“Unrestricted Cash” means all cash of the Non-Wells Loan Parties that is not recorded as “restricted” or similar limitation on such Non-Wells Loan Party’s balance sheet.

“USCO” means the United States Copyright Office (or any successor office).

“USPTO” means the United States Patent and Trademark Office (or any successor office).

“Voting Agreement” means the Voting Agreement, dated October 2, 2013, between the Series A Purchaser, the Series B Purchasers and Calvin A. Wallen, III.

“Warrant and Preferred Stock Agreement” means the Warrant and Preferred Stock Agreement, dated October 2, 2013, between Cubic Energy, Inc., the Series A Purchaser and the Series B Purchasers.

“Warrants” shall mean the Class A Warrants and Class B Warrants.

“Well Report” means a report summarizing for a well, for the initial twenty four hour period or each 30-day period, as applicable, (a) the gross volume of sales and actual production during such period and current prices being received for such production, (b) the related severance, gross production, occupation, excise, sales, recording, ad valorem, gathering and other similar taxes, if any, deducted from gross proceeds during such month, (c) production or take or pay imbalances and (d) leasehold operating expenses and drilling expenditures attributable thereto and incurred during such month.

“Wells Fargo Credit Agreement” means the Amended and Restated Credit Agreement by and between Cubic Louisiana, LLC and Wells Fargo Energy Capital, Inc. dated October 2, 2013.

“Wells Fargo Intercreditor Agreement (1st Lien/Required Lien)” means the Intercreditor Agreement, dated as of October 2, 2013, among Wells Fargo Energy Capital, Inc. as collateral agent under the First Lien Security Agreement (as defined therein), the Old Asset Collateral Agent, Cubic Louisiana, LLC, Cubic Louisiana Holding, LLC and each of the other direct or indirect subsidiary of Cubic Louisiana Holding, LLC.

“Wells Fargo Intercreditor Agreement (Pari Passu)” means the Pari Passu Intercreditor and Collateral Agency Agreement, dated as of October 2, 2013, among Wells Fargo Energy Capital, Inc., as collateral agent under the First Lien Security Agreement (as defined therein), Wells Fargo Energy Capital, Inc. as lender under the Credit Agreement (as defined therein), BP Energy Company, as a Permitted Hedging Counterparty, other Permitted Hedging Counterparties party thereto from time to time, Holdings, AssetCo and the other Credit Parties (as defined therein) party thereto from time to time.

“Wells Loan Party” means Cubic Louisiana Holding, LLC and Cubic Louisiana, LLC.

“Wells Termination Time” has the meaning assigned to such term in Section 7.4(c).